UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a 12
INVENTURE FOODS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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5415 East High Street
Suite 350
Phoenix, Arizona 85054

April 11, 2016

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of Inventure Foods, Inc. on Wednesday, May 11, 2016, at 8:30 a.m., local time. The meeting will be held at the Fairmont Scottsdale Princess Resort, located at 7575 E. Princess Drive, Scottsdale, Arizona 85255. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders, followed by presentations and a report on our operations.

The Notice of 2016 Annual Meeting of Stockholders and the 2016 Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our 2015 Annual Report to Stockholders is also enclosed for your information. The Notice of 2016 Annual Meeting of Stockholders, the 2016 Proxy Statement and the 2015 Annual Report to Stockholders are also available on the Company’s website at www.inventurefoods.com on the “Annual Report and Proxy” section of the “Investor Relations” page.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the 2016 Proxy Statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the 2016 Annual Meeting of Stockholders.

Sincerely yours,

Terry McDaniel

Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:30 a.m., local time, on Wednesday, May 11, 2016

Place:	Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255

Items of Business:

(1)         To elect seven Directors to hold office until the next annual meeting and until their respective successors are elected and qualified.

(2)         To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement for the 2016 Annual Meeting).

(3)         To approve an amendment to our Certificate of Incorporation, as amended, to effect the elimination of Article EIGHTH.

(4)         To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

(5)         To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) at the time and on the date specified above or at any time and date to which the 2016 Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the 2016 Annual Meeting and any adjournments or postponements thereof if you were a stockholder at the close of business on March 28, 2016 (the “Record Date”).

Meeting Admission:

You are entitled to attend the 2016 Annual Meeting only if you were a stockholder of Inventure Foods, Inc. as of the close of business on the Record Date or hold a valid proxy to vote at the 2016 Annual Meeting. Since seating is limited, admission to the 2016 Annual Meeting will be on a first-come, first served basis. You should be prepared to present photo identification for admittance.

Voting:

Your vote is very important. Whether or not you plan to attend the 2016 Annual Meeting, we encourage you to read the Proxy Statement for the 2016 Annual Meeting and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the enclosed proxy card.

List of Stockholders:

For ten days prior to the 2016 Annual Meeting, a complete list of stockholders entitled to vote at such meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal offices located at 5415 East High Street, Suite 350, Phoenix, Arizona 85054.

Recommendation of the Board of Directors:	The Board of Directors of Inventure Foods, Inc. recommends a vote “FOR” Items 1, 2, 3, and 4.

By order of the Board of Directors, Steve Weinberger Secretary April 11, 2016

IMPORTANT: Please mark, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 Annual Meeting OF STOCKHOLDERS TO BE HELD ON MAY 11, 2016: Our 2016 Proxy Statement is enclosed. Financial and other information concerning Inventure Foods, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 26, 2015. A complete set of proxy materials relating to our 2016 Annual Meeting, consisting of the Notice of 2016 Annual Meeting of Stockholders, the 2016 Proxy Statement, the Proxy Card and the 2015 Annual Report to Stockholders, is available on the Internet and may be viewed at www.inventurefoods.com on the “Annual Report and Proxy” section of the “Investor Relations” page.

i

INVENTURE FOODS, INC.

5415 EAST HIGH STREET
SUITE 350
PHOENIX, ARIZONA 85054

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2016

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2016 ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors of Inventure Foods, Inc. (the “Company,” “Inventure Foods,” “we, “us” and “our”) has delivered printed versions of the proxy materials to you by mail on or about April 11, 2016, and has also made these materials available to you on the Internet, in connection with the solicitation of proxies for use at the Company’s 2016 Annual Meeting of Stockholders, which will take place on Wednesday, May 11, 2016 at 8:30 a.m., local time (the “2016 Annual Meeting”), at the Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255. As a stockholder, you are invited to attend the 2016 Annual Meeting and are requested to vote on the proposals described in this Proxy Statement for the 2016 Annual Meeting (this “2016 Proxy Statement”). This 2016 Proxy Statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is included in these materials?

The proxy materials include:

•                  This 2016 Proxy Statement for the 2016 Annual Meeting;

•                  Our 2015 Annual Report to Stockholders, which includes our annual report on Form 10-K for the fiscal year ended December 26, 2015 (the “2015 Annual Report”); and

•                  The proxy card or a voting instruction card for the 2016 Annual Meeting.

How can I access the proxy materials over the Internet?

You have received printed copies of the proxy materials. Our proxy materials are also available on our website at www.inventurefoods.com on the “Annual Report and Proxy” section of the “Investor Relations” page.

If you choose to receive our future proxy materials electronically, it will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to the website where those materials are available. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions in that e-mail about how to obtain a paper copy of the proxy materials. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•                  in certificate form; and

•                  in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of 2016 Annual Meeting of Stockholders (the “Notice of 2016 Annual Meeting”), this 2016 Proxy Statement and the 2015 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of 2016 Annual Meeting, this 2016 Proxy Statement and any accompanying documents, or if you hold stock of the Company in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Corporate Secretary of the Company by sending a written request to Inventure Foods, Inc., Corporate Secretary, 5415 East High Street, Suite 350, Phoenix, Arizona 85054, or by calling (623) 932-6200.

If you participate in householding and wish to receive, free of charge, a separate copy of the Notice of 2016 Annual Meeting, this 2016 Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Corporate Secretary of the Company as set forth above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Voting Information

What items of business will be voted on at the 2016 Annual Meeting?

The items of business scheduled to be voted on at the 2016 Annual Meeting are:

(1)         To elect seven Directors to hold office until the next annual meeting and until their respective successors are elected and qualified.

(2)         To vote on an advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers for the fiscal year ended December 26, 2015 (“Named Executive Officers” or “NEOs”).

(3)         To approve an amendment to the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”), to effect the elimination of Article EIGHTH.

(4)         To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

(5)         To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We will also consider any other business that properly comes before the 2016 Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares:

•                  “FOR” the election of each of the nominees for Director listed in Proposal One.

•                  “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

•                  “FOR” the approval of the amendment to the Certificate of Incorporation to effect the elimination of Article EIGHTH.

•                  “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Who is entitled to vote at the 2016 Annual Meeting?

Only stockholders of record at the close of business on March 28, 2016 (the “Record Date”) will be entitled to vote at the 2016 Annual Meeting. As of the Record Date, 19,575,169 shares of our common stock were outstanding and entitled to vote. Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the seven Director nominees and one vote on each other matter.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the 2016 Annual Meeting will be available at the 2016 Annual Meeting and for ten days prior to the 2016 Annual Meeting for any purpose germane to the 2016 Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 5415 East High Street, Suite 350, Phoenix, Arizona 85054, by contacting the Corporate Secretary of the Company.

How can I vote if I own shares directly?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to “How can I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?” below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

•                  By Mail:       Votes may be cast by mail, as long as the proxy card or voting instruction card is delivered to the Company prior to 11:59 p.m., local time, on Tuesday, May 10, 2016. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope; or

•                  In Person:     Attend the 2016 Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail without giving specific voting instructions, your shares will be voted:

•                  “FOR” Proposal One — The election of the seven nominees named herein to the Board of Directors.

•                  “FOR” Proposal Two — The approval, on an advisory basis, of the compensation of our NEOs.

•                  “FOR” Proposal Three — The approval of the amendment to the Certificate of Incorporation to effect the elimination of Article EIGHTH.

•                  “FOR” Proposal Four — The ratification of the appointment of our independent registered public accounting firm.

If no specific instructions are given, the shares will be voted in accordance with the recommendation of our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

How can I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and your broker or nominee is considered the “stockholder of record” with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the 2016 Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the 2016 Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

What is a quorum for the 2016 Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the Record Date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the 2016 Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the 2016 Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

Proposals	Vote Required	Broker Discretionary Voting Allowed
Proposal One — Election of Directors	Director nominees receiving the highest number of “FOR” votes	No

Proposal Two — Advisory Vote on Executive Compensation	Majority of Votes Present and Entitled to Vote	No

Proposal Three — Amendment to the Certificate of Incorporation to Eliminate Article EIGHTH	Majority of Outstanding Shares Entitled to Vote	No

Proposal Four — Ratification of Appointment of Moss Adams LLP	Majority of Votes Present and Entitled to Vote	Yes

Election of Directors

For the election of Directors, the seven Director nominees who receive the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” or “WITHHOLD” with respect to each Director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our NEOs. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Amendment to the Certificate of Incorporation to Eliminate Article EIGHTH

The affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock of the Company entitled to vote on this proposal is required to approve an amendment to the Certificate of Incorporation to effect the elimination of Article EIGHTH. Abstentions and broker non-votes will be counted as if voted “AGAINST” this proposal.

Ratification of Moss Adams LLP

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of Moss Adams LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal.

What is the effect of abstentions and broker non-votes?

Shares not present at the meeting and shares voted “WITHHOLD” will have no effect on the election of Directors. For each of the other proposals, abstentions will have the same effect as an “AGAINST” vote. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in the election of Directors, the advisory vote on executive compensation, and the approval of the amendment to the Certificate of Incorporation. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in “street name,” such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of Directors, the advisory vote on executive compensation, and the approval of the amendment to the Certificate of Incorporation. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the 2016 Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Can I change my vote or revoke my proxy?

Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2016 Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with the Company’s Corporate Secretary, prior to your shares being voted at the 2016 Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the 2016 Annual Meeting and voting in person (although attendance at the 2016 Annual Meeting will not, by itself, revoke a proxy).

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the 2016 Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by the Company’s Corporate Secretary prior to the taking of the vote at the 2016 Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to the Company’s Corporate Secretary.

Who will count the votes?

Our Corporate Secretary, Steve Weinberger, will tabulate the votes and act as inspector of election.

Where can I find the voting results of the 2016 Annual Meeting?

We intend to announce preliminary voting results at the 2016 Annual Meeting and publish final results in a Current Report on Form 8-K report to be filed with the SEC within four business days of the 2016 Annual Meeting.

Attending the 2016 Annual Meeting

How can I attend the 2016 Annual Meeting?

You are entitled to attend the 2016 Annual Meeting only if you were a stockholder of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first come, first served basis. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 28, 2016, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

What happens if additional matters are presented at the 2016 Annual Meeting?

If any other matters are properly presented for consideration at the 2016 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2016 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the 2016 Annual Meeting.

Who will bear the cost of soliciting votes for the 2016 Annual Meeting?

The Company will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for Internet access charges you may incur. In addition, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, by electronic communications and personal solicitation by our officers, Directors and employees. No additional compensation will be paid to our officers, Directors or employees for such solicitation.

CORPORATE GOVERNANCE

Governance Information

Director Qualification Standards and Review of Director Nominees

The Board of Directors does not currently have a separate Nominating and Corporate Governance Committee. On September 18, 2013, the Compensation Committee was reconstituted to perform functions similar to a Nominating and Corporate Governance Committee. The Compensation Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board of Directors for nomination. In identifying potential candidates, the Compensation Committee may rely on suggestions and recommendations from the Board of Directors, management, stockholders and others, and may also retain search firms for assistance. The Board of Directors believes that this process is as effective in nominating qualified Director candidates as is instituting a separate committee under a separate charter. Because the Board of Directors also believes that the Compensation Committee is in the best position to locate qualified candidates, the Board of Directors does not currently have a policy with regard to the consideration of any Director candidates recommended by stockholders. Nominations from stockholders must be addressed and received in accordance with the instructions set forth under “Stockholder Proposals or Nominations to be Presented at Next Annual Meeting” later in this 2016 Proxy Statement in order to be included in the proxy statement relating to the next annual election of Directors.

Criteria for Board of Directors Membership

Board of Directors candidates, including Directors up for reelection, are considered based upon various criteria, including, but not limited to, broad-based business and professional skills and experience, understanding of the Company’s business and markets, concern for the long-term interests of our stockholders, personal integrity, freedom from conflicts of interest, sound business judgment, and time available to devote to Board of Directors’ activities. The Board of Directors has not established any specific minimum qualification standards for nominees to the Board of Directors, although from time to time the Board of Directors may identify certain skills or attributes as being particularly desirable to help meet specific Board of Director needs that have arisen. While the Board of Directors does not have a formal diversity policy for Board membership, the Board seeks Directors who represent a mix of backgrounds and experiences that will enhance the quality of the deliberations and decisions of the Board of Directors. In addition, the Board of Directors is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process have created Board diversity of a type that is effective for the Company.

Director Independence

The Board of Directors has determined that, other than Terry McDaniel, our Chief Executive Officer (“CEO”), and Mr. Edmonson, each of the current members of the Board of Directors is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term relates to membership on the Board of Directors and the various committees of the Board of Directors. Nasdaq’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the Company within the past three years and has not engaged in various types of business dealings with the Company. In addition, as further required by Nasdaq Listing Rules, our Board has made an affirmative subjective determination as to each independent Director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to the Company and our management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her family, have a direct or indirect material interest.

For more information with respect to the related party transaction with Mr. Edmonson, see the “Certain Relationships and Related Transactions” section of this 2016 Proxy Statement.

Based upon all of the elements of independence set forth in the Nasdaq Listing Rules, the Board of Directors has determined that each of the following current non-employee Directors is independent and has no relationship with the Company, except as a Director and stockholder of the Company:

Ashton D. Asensio	Paul J. Lapadat
Timothy A. Cole	David L. Meyers
Harold S. Edwards

Board of Directors Leadership Structure

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board of Directors understands that there is no single, generally accepted approach to providing Board of Directors leadership, and that given the dynamic and competitive environment in which we operate, the right Board of Directors leadership structure may vary as circumstances warrant. We currently separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for meetings of the Board of Directors and presides over meetings of the full Board of Directors. The Board of Directors believes this leadership structure is optimal for the Company at the current time. The Board of Directors also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent Directors, which are chaired by the Chairman of the Board of Directors, as well as through a Board of Directors composed of a majority of independent Directors.

In the event that our CEO is also the Chairman of the Board of Directors, our independent Directors would elect a Lead Independent Director to be responsible for coordinating the activities of the other independent Directors and perform various other duties.

Board of Directors Role in Risk Oversight

Mr. David L. Meyers has served as Chairman of our Board of Directors since September 18, 2013, Mr. Ashton D. Asensio has served as Chairman of our Audit Committee since 2006, and Mr. Paul J. Lapadat has served as Chairman of our Compensation Committee since September 18, 2013. Messrs. Meyers, Asensio and Lapadat provide strong independent leadership in their respective functions. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company, but the Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. Our Chairman of the Board of Directors and our Audit Committee and Compensation Committee help facilitate this oversight function. The full Board of Directors considers strategic risks and opportunities and regularly reviews enterprise-wide risk management, including food safety, internal controls, compliance and ethics, insurance, and operations. Our Audit Committee regularly reviews risks related to internal controls over financial reporting and periodically reviews risks related to cybersecurity matters, and our Compensation Committee regularly reviews risks related to the attraction and retention of talent and risks relating to the design of our compensation programs and arrangements for our executive officers. Please refer to the “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Practices as Related to Risk Management” section elsewhere in this 2016 Proxy Statement for further details regarding risks relating to the design of compensation programs and arrangements for executive officers. The full Board of Directors regularly receives detailed reports from the Audit Committee and Compensation Committee regarding risk oversight in their areas of responsibility.

Executive Sessions

Non-management Directors meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings. In lieu of a regularly presiding Director, these executive sessions are presided over by the Chairman of the Board of Directors. In conjunction with regularly scheduled Board of Directors meetings, the Board of Directors intends to hold executive sessions at which only those Directors who are “independent,” within the meaning of currently applicable Exchange Act rules and Nasdaq Listing Rules, are present.

Stockholder Communications with Directors

Stockholders who wish to communicate with the Board of Directors, the non-management Directors or an individual Director may do so by sending a letter to the Corporate Secretary of the Company at 5415 East High Street, Suite 350, Phoenix, Arizona 85054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” The Corporate Secretary has been authorized to screen commercial solicitations and materials which (1) pose security risks, (2) are unrelated to the business or governance of the Company, (3) relate to routine or insignificant matters that do not warrant the attention of the Board of Directors, (4) are frivolous or offensive, or (5) are otherwise inappropriate. All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all of the members of the Board of Directors, the non-management Directors, or certain individual members of the Board of Directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate Director(s).

Indemnification of Directors and Officers

As required by our Second Amended and Restated Bylaws (“Bylaws”), we indemnify our Directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.

Policies on Business Conduct and Ethics

All of our employees, including our CEO and Chief Financial Officer (“CFO”), are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to full compliance with all laws and regulations affecting the Company’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s CEO, CFO, executive management members and finance managers (the “Financial Leaders”) are also required to abide by our supplemental Financial Code of Ethics. The supplemental Financial Code of Ethics sets forth specific policies to guide the Financial Leaders in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the supplemental Financial Code of Ethics are posted on the “Investor Relations — Governance Documents” section of our website at www.inventurefoods.com.

We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and Nasdaq rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

Board and Committee Membership

Meetings of the Board of Directors and Committees

The Board of Directors held fourteen meetings during the fiscal year ended December 26, 2015. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. On September 18, 2013, the Compensation Committee was reconstituted to also perform functions similar to a Nominating and Corporate Governance Committee. During fiscal 2015, each of our Directors attended at least 75% of the combined number of meetings of the Board of Directors and of the committees of the Board of Directors on which such Director served during that period.

The following table sets forth the standing committees of the Board of Directors and the members of each such committee for fiscal 2015:

Director	Audit Committee (1)	Compensation Committee (1)
Ashton D. Asensio (2)	Chair	—
Timothy A. Cole (3)	—	Member
Macon Bryce Edmonson	—	—
Harold S. Edwards (4)	Member	—
Paul J. Lapadat (5)	Member	Chair
David L. Meyers (6)	—	Member
Total Meetings During Fiscal 2015	Four	Three

(1)         Our Chairman of the Board of Directors is invited to attend each committee meeting in which he was not already a member in an ex officio role.

(2)         Mr. Asensio is Chair of the Audit Committee. He attended all four meetings of the Audit Committee held during fiscal 2015.

(3)         Mr. Cole is a member of the Compensation Committee. He attended all three meetings of the Compensation Committee held during fiscal 2015.

(4)         Mr. Edwards is a member of the Audit Committee. He attended all four meetings of the Audit Committee held during fiscal 2015.

(5)         Mr. Lapadat is Chair of the Compensation Committee and a member of the Audit Committee. He attended three of the four meetings of the Audit Committee and all three meetings of the Compensation Committee held during fiscal 2015.

(6)         Mr. Meyers is a member of the Compensation Committee. He attended all three meetings of the Compensation Committee held during fiscal 2015.

Audit Committee

The current members of the Audit Committee are Messrs. Asensio (Chair), Edwards and Lapadat. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Listing Rules as they apply to audit committee members. The Board of Directors has determined that Mr. Asensio qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee has the responsibility to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, and the performance of the independent auditors. Management has primary responsibility for the Company’s financial statements and reporting process and internal controls. The Company’s independent auditors are responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with such principles. The Audit Committee oversees the Company’s financial reporting process, hires and sets the compensation of the Company’s independent auditors, pre-approves all audit and non-audit engagements of the Company’s independent auditors and related party transactions, reviews reports from the Company’s independent auditors and the Company’s financial statements, monitors and informs the Board of the Company’s accounting policies and internal controls, reviews the scope of the audit, and monitors the quality and objectivity of the Company’s financial statements and the independence of the Company’s independent auditors. In addition, pursuant to its charter, the Audit Committee performs an annual evaluation of the adequacy of the Audit Committee’s charter. A copy of the Audit Committee charter is available on the “Investor Relations — Governance Documents” section of our website at www.inventurefoods.com. Additional information regarding the Audit Committee is set forth in the “Report of the Audit Committee” immediately following Proposal Four.

Compensation Committee

The current members of the Compensation Committee are Messrs. Lapadat (Chair), Cole and Meyers. The Board has determined that each of the Compensation Committee members is an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” under Rule 16b-3 of the Exchange Act, and “independent” within the meaning of currently applicable Exchange Act rules and Nasdaq Listing Rules. The Compensation Committee evaluates the performance and reviews and approves the compensation of our executive officers, including our CEO. Please refer to the “Compensation Discussion and Analysis” section of this 2016 Proxy Statement for further details regarding the Company’s compensation program. A copy of the Compensation Committee charter is available on the “Investor Relations — Governance Documents” section of our website at www.inventurefoods.com.

The Compensation Committee also reviews, approves and recommends to the Board of Directors for approval the compensation of the members of the Board of Directors. In approving Director compensation, the Compensation Committee considers the anticipated number of meetings of the Board of Directors and its committees and data regarding Director compensation for similar size companies in similar industries.

On September 18, 2013, the Compensation Committee was reconstituted to perform functions similar to a Nominating and Corporate Governance Committee. As such, the Compensation Committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates.

The Compensation Committee may retain outside compensation consulting firms to assist in the evaluation of executive officer and non-employee Director compensation, and has the authority to obtain advice and assistance from internal or external legal, accounting and other consultants.

During fiscal 2015, the Compensation Committee worked with an outside compensation consulting firm who was engaged to assist the Compensation Committee with certain executive compensation matters for the Company. Specifically, pursuant to the authority granted to it in its charter, in March 2015 the Compensation Committee retained Mercer (“Mercer”) as its executive compensation consultant. Mercer was similarly engaged by the Compensation Committee in fiscal 2014.

Mercer was engaged by the Compensation Committee pursuant to a separate written consulting agreement with the Compensation Committee.  In its role as a consultant to the Compensation Committee, Mercer reported directly, and was accountable, to the Compensation Committee.

Under the terms of the Mercer engagement, Mercer assisted in the review of the Company’s then proposed 2015 Equity Incentive Plan (the “2015 Plan”) being submitted for approval by the Company’s stockholders. Mercer did not provide any other services to the Company during fiscal 2015.

None of the Company’s management participated in the Compensation Committee’s decision to retain Mercer. Mercer reported directly to the Compensation Committee. The Compensation Committee has the authority to replace its consultants or hire additional consultants at any time. Mercer attended meetings of the Compensation Committee, as requested, and communicated with the Compensation Committee Chairman between meetings. The Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Mercer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Mercer in fiscal 2015, and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the rules and guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC and Nasdaq.

The Compensation Committee monitors the independence of its compensation consultant on a periodic basis. Please refer to “Executive Compensation” elsewhere in this 2016 Proxy Statement for additional details regarding the Company’s compensation consultants.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by Directors taking into account the Directors’ schedules. All Directors are encouraged to attend our 2016 Annual Meeting. All of our current Directors attended our last annual meeting of stockholders held on May 20, 2015.

PROPOSAL ONE

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Bylaws of the Company provide that the number of Directors constituting the Board of Directors shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at an annual meeting. The Board of Directors of the Company has set the number of Directors comprising the Board of Directors at seven.

There are seven nominees for Director to be voted on at the 2016 Annual Meeting. Each Director to be elected will hold office until the next annual meeting and until his respective successor is elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The seven nominees receiving the highest number of “FOR” votes will be elected as Directors. A “WITHHOLD” vote will have no effect on the vote.

The Board of Directors recommends that you vote “FOR” the Director nominees named below.

Director Nominees

The table below sets forth the names and ages of the Director nominees and, where applicable, the year each first became a Director of the Company.

Name	Age	Year First Became a Director of the Company
Ashton D. Asensio	71	2006
Timothy A. Cole	58	2014
Macon Bryce Edmonson	61	2006
Harold S. Edwards	50	2014
Paul J. Lapadat	50	2013
Terry McDaniel	59	2008
David L. Meyers	70	2013

The following information relates to each person nominated to be a Director, which collectively constitute all of the Directors of the Company whose terms will continue after the 2016 Annual Meeting. Where applicable, the information includes any publicly traded company directorships and certain other directorships held by each Director during the past five years.

Ashton D. Asensio. Mr. Asensio has served as a Director of the Company since February 2006 and was appointed Chairman of the Audit Committee in July 2006. Mr. Asensio is a financial and operations consultant. From January 2009 to June 2013, he served as CFO of Security Alarm Financing Enterprises, L.P., a California security alarm account aggregator. From 2003 to January 2009, Mr. Asensio was a financial and operations consultant. From March 2005 to January 2009, Mr. Asensio provided consulting services to American Pacific Financial Corp., a Grand Terrace, California-based asset management firm (“APFC”), and various entities in which APFC had an ownership interest, including Realty Information Systems, Inc., a franchising organization (“RIS”). From August 2005 to February 2006, Mr. Asensio served as CFO of RIS. On March 28, 2008, an involuntary action was filed against RIS under Chapter 7 of the Bankruptcy Code, 11 U.S.C. Section 101, et. seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Nevada. RIS disputed the petition, but subsequently consented to relief under Chapter 11 of the Bankruptcy Code on July 15, 2008. APFC and its affiliates prevailed as the successful credit bidder for the RIS assets in a sale pursuant to an order of the Bankruptcy Court on December 30, 2008. From March 1, 2008 through December 31, 2008, Mr. Asensio provided services to RIS as a consulting CFO under a consulting arrangement with RIS. From 1972 to 1979, Mr. Asensio served as a staff member and then audit manager for Peat Marwick Mitchell. Mr. Asensio received his Bachelor of Science degree in Accounting from Florida Atlantic University and received his Master of Accounting degree from Florida State University.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Asensio should serve as a Director in light of our business and structure were his advanced accounting education and extensive experience as a former certified public accountant and audit manager with a major independent auditing firm, and recent engagements as a CFO or financial consultant for private companies.

Timothy A. Cole. Mr. Cole has served as a Director of the Company since May 2014. Mr. Cole served as Executive Vice President of Sales at Del Monte Foods, Inc., a Fortune 500 consumer packaged foods company, from 2004 until his retirement in 2014. From 1979 to 2004, Mr. Cole held a variety of positions with The Quaker Oats Company, now a unit of PepsiCo, Inc., where he became Vice President of National Accounts for the United States. Mr. Cole received his Bachelor of Science degree in Marketing from Florida State University and currently serves on the Board of Governors at Florida State University.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Cole should serve as a Director in light of our business and structure were his senior executive experience with top consumer packaged goods companies and his experience as a sales executive.

Macon Bryce Edmonson. Mr. Edmonson has served as a Director of the Company since July 2006 and was the Chairman of the Compensation Committee from October 2008 until September 2013. From January 2013 until December 2015, Mr. Edmonson was the CEO of Bland Farms, LLC, a large multinational farming and sales operation based in Glennville, Georgia. Mr. Edmonson is currently retained by Bland Farms to serve in an executive position on a part-time basis. Bland Farms is principally engaged in the production and sales of sweet onions. Mr. Edmonson served as a Senior Vice President (“SVP”) in charge of the North American business of Del Monte Fresh Produce Company from 1995 to 2005 and, since mid-2005, has been a consultant for the food industry helping companies realign their strategies and position themselves for growth in the North American market. On January 26, 2012, Arroyo Farming Partners LLC, an entity in which an affiliate of Mr. Edmonson is a 25% partner, voluntarily filed under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona. Mr. Edmonson received Bachelor and Master of Science degrees in Entomology from the University of Florida and a Masters of Business Administration in Marketing from the University of Miami.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Edmonson should serve as a Director in light of our business and structure were his advanced business education and extensive experience as a former officer of a major consumer food product company, and his ongoing consultant work in the food industry.

Harold S. Edwards. Mr. Edwards has served as a Director of the Company since May 2014. Mr. Edwards has served as President and CEO of Limoneira Company (NASDAQ: LMNR) since November 2003. Previously, Mr. Edwards was the President of Puritan Medical Products, a division of Airgas, Inc. Prior to such position, Mr. Edwards held management positions with Fisher Scientific International, Inc., Cargill, Inc., Agribrands International and the Ralston Purina Company. Mr. Edwards is currently a member of the board of directors of Limoneira Company, Calavo Growers, Inc. (NASDAQ: CVGW), and Compass Diversified Holdings (NYSE: CODI). Mr. Edwards is a graduate of Lewis and Clark College and the Thunderbird School of Global Management where he earned a Masters of Business Administration.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Edwards should serve as a Director in light of our business and structure were his senior leadership with multiple food companies, experience as a public company CEO and serving on public company boards, extensive agricultural experience, which ties into the Company’s frozen fruit and vegetable business, and extensive financial background.

Paul J. Lapadat. Mr. Lapadat has served as a Director of the Company since May 2013 and was appointed Chairman of the Compensation Committee in September 2013. From 2010 until March 2015, Mr. Lapadat served as CEO of Flagstone Foods, formerly Snacks Holding Corporation. In 2014, Mr. Lapadat successfully sold Flagstone Foods to TreeHouse Foods, Inc., a consumer packaged food and beverage manufacturer headquartered in Chicago, Illinois. In November 2010, Gryphon Investors, a San Francisco-based private equity firm, purchased Ann’s House of Nuts and Amport Foods, and appointed Mr. Lapadat as CEO. Flagstone Foods is the parent company of Ann’s House of Nuts and Amport Foods, both industry leading private label snack food companies competing in the trail mix, dried fruit, snack nuts and wholesome snacks segments. From 2004 to 2010, Mr. Lapadat served as President and Chief Operating Officer of the $2 billion Snack Foods Group for ConAgra Foods, a Fortune 500 consumer packaged goods company whose brands include Orville Redenbacher’sTM, Slim JimTM, DAVIDTM Sunflower Seeds, ACT IITM, and Crunch ‘n MunchTM along with the Store Brands division. Prior to such position, Mr. Lapadat served as General Manager (“GM”) of ConAgra’s Store Brands division from 2001 to 2003, where he managed over 20 private label categories. Prior to ConAgra, Mr. Lapadat held multiple positions of increasing responsibility in Marketing and Brand Management for The Pillsbury Company and Kraft Foods. Prior to these positions, Mr. Lapadat began his career in Finance at General Mills. Directorships include service on the board of directors of Flagstone Foods from 2010 to July 2014, the Original Cakerie from January 2016 to present, and the Snacks Foods Association in 2009. Mr. Lapadat received his Bachelor of Arts degree in Accounting from the University of St. Thomas and a Masters of Business Administration in Marketing and General Management from UCLA Anderson School of Management.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Lapadat should serve as a Director in light of our business and structure were his accounting and marketing education, his extensive experience in finance, sales, marketing and general management for Fortune 500 consumer packaged foods companies, and his strong expertise in strategic planning, acquisitions and divestitures, restructuring, business turnaround, supply chain optimization, risk management and SAP (Systems, Applications and Products) implementation.

Terry McDaniel. Mr. McDaniel has served as a Director and the CEO of the Company since May 2008 and as Chief Operating Officer from April 2006 to April 2008. Since May 2008, Mr. McDaniel has served on the board of directors of Foster Farms Dairy, the largest privately owned dairy in California, and currently serves as its lead director and chair of its compensation committee. Mr. McDaniel served as Chairman of the Snack Food Association from March 2009 to March 2010, and served on its executive committee from March 2007 to March 2012. Mr. McDaniel has served on the Chairman’s Advisory Committee of the Grocery Manufacturers Association, most recently since 2006. From September 2003 to April 2006, Mr. McDaniel was President and a director of MSLI Worksite Benefits, a company that marketed voluntary benefits through the worksite to Fortune 1000 companies.

From 1998 to 2003, Mr. McDaniel served as President, CEO and a director of Wise Foods, Inc. Prior to 1998, Mr. McDaniel served as Vice President of Sales and Marketing for Wise Foods, Inc., and as Vice President of Sales and Distribution for Haagen-Dazs Company, Inc. Prior to these positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever. Mr. McDaniel received a bachelor’s degree in business and a Masters of Business Administration from Columbus State University.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. McDaniel should serve as a Director in light of our business and structure were his status as the only member of the Company’s senior management who serves on the Board of Directors, advanced business education and extensive leadership and operations experience as an officer and director of large companies in the consumer products, retail and food industries.

David L. Meyers. Mr. Meyers has served as a Director of the Company since May 2013 and was appointed Chairman of the Board in September 2013. Mr. Meyers has served as the Executive Vice President and CFO of Del Monte Foods, Inc., a Fortune 500 consumer packaged foods company, since February 2014. Mr. Meyers was retired from 2011 until February 2014. Mr. Meyers served as Executive Vice President and CFO of Del Monte Foods, Inc. from 1997 until his retirement in 2011. Previously, Mr. Meyers served as Executive Vice President and CFO of a privately held consumer packaged goods company purchased by a private equity group from RJR Nabisco, Inc. from 1991 to 1997 and as Vice President of Finance from 1989 to 1991; as Vice President and Controller for the Ohlmeyer Communication division of RJR Nabisco from 1988 to 1989 and as Controller for the Del Monte division of RJR Nabisco from 1987 to 1988; and as Director of Finance for Nabisco Brands from 1982 to 1987. From 1975 to 1982, Mr. Meyers served in material management, manufacturing controller, manager of corporate accounting, plant controller and cost accountant capacities for Standard Brands, Inc., including its Planters Peanuts division and Clinton Corn Processing division. Mr. Meyers has served on the board of directors for Lineage Logistics Holdings, LLC since 2014. From 2008 to 2013, Mr. Meyers served on the board of directors and chairman of the audit committee for Foster Farms Dairy. From 2011 to January 2014, Mr. Meyers served on the board of directors for Location Based Technologies, a GPS location device developer. He also served on the board of directors for Bay Grove Capital, a private equity group, until 2014. Previous directorships include service on the board of directors and chairman of the audit committee for Smart & Final during the one-year period prior to its sale to an affiliate of Apollo Management L.P. on May 31, 2007. Mr. Meyers received his Bachelor of Arts degree in Business Administration from the University of Northern Iowa and served four years in the United States Air Force.

The specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that Mr. Meyers should serve as a Director in light of our business and structure were his strong knowledge of capital markets, extensive experience in corporate and operations finance, business development, strategy, acquisitions and divestitures, and overall leadership skills focused on achieving high growth and low cost development of operations in the consumer products industry.

Executive Officers

In addition to Mr. McDaniel, the other current executive officers of the Company are:

Steve Weinberger, age 64, has served as CFO of the Company since August 2006. From July 2004 to July 2006, Mr. Weinberger was CFO of Fiera Foods Co. From 1999 to 2003, Mr. Weinberger was SVP of Finance at Canada Bread Company. From 1979 to 1999, Mr. Weinberger was employed at Nabisco Canada, where he last served as SVP of Finance of the Christie Brown & Company division. Mr. Weinberger received a Bachelor of Arts degree with honors and a Masters of Business Administration from York University.

E. Brian Foster, age 53, has served as SVP — Operations of the Company since October 2010. From 2008 to October 2010, Mr. Foster was Executive Vice President — Global Operations of Colwell, Inc. Mr. Foster served as Vice President — Operations of the Company from 2005 to 2008 and Plant Director (Bluffton, Indiana) of the Company from 2002 to 2005. Mr. Foster received a Bachelor of Science degree and a Master of Science degree in Industrial Management from Clemson University.

Daniel W. Hammer, age 54, has served as SVP and GM of the Frozen division of the Company since May 2014. Mr. Hammer recently served as Vice President of Michael Angelo’s Gourmet from February 2012 until December 2013. From 2008 to 2011, he was SVP of Marketing at Schwan’s Consumer Brands. Prior to such position, Mr. Hammer worked at ConAgra Foods, Unilever, Snyder’s of Hanover and Nestle Foods. Mr. Hammer holds a Bachelor of Business Administration degree from the University of Notre Dame.

Steven Sklar, age 52, has served as SVP and GM of the Snack division of the Company since December 2013. Prior to such time, Mr. Sklar served as the SVP of Marketing of the Company from 2005 to December 2013. Prior to such position, Mr. Sklar was Director of Marketing for Au Bon Pain from 2002 to 2005, Director of Marketing for Legal Seafoods from 2001 to 2002, owner of Gourmet Food Marketing Company from 1998 to 2001, and Vice President — Marketing for MC Retail Foods from 1986 to 1996. Mr. Sklar received a Bachelor of Science degree in Food Marketing from the University of Massachusetts.

There are no family relationships among any of our current Directors or executive officers.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE
TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Item 2 on the Proxy Card)

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs, commonly referred to as a “Say-on-Pay” vote. At our 2013 annual meeting of stockholders held on May 15, 2013 (the “2013 Annual Meeting”), our stockholders voted in favor of holding future “Say-on-Pay” votes on a triennial basis. Because the “Say-on-Pay” vote is advisory, it is not binding on the Company, our Board of Directors, or our Compensation Committee in any way. However, our Board of Directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation policies and decisions. Further, to the extent there is any significant vote against the executive compensation disclosed in this 2016 Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

At the 2013 Annual Meeting, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs, as disclosed in the proxy statement for our 2013 Annual Meeting. At the 2013 Annual Meeting, approximately 86% of our stockholder votes were cast to approve the Company’s executive compensation policies and procedures. In determining and deciding on executive compensation for fiscal 2015, our Compensation Committee took into account the results of the fiscal 2013 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for fiscal 2015 should remain largely consistent with our policies and procedures in prior years.

As described in the “Compensation Discussion and Analysis” section included elsewhere in this 2016 Proxy Statement, we seek to attract, motivate and retain superior people in key positions, reward the achievement of identified financial goals by the Company, and align the interests of the Company’s executives with those of its stockholders. Please read the “Compensation Discussion and Analysis” section of this 2016 Proxy Statement for a more detailed discussion about our compensation philosophy and our executive compensation programs.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, which is disclosed elsewhere in this 2016 Proxy Statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.

Stockholders are being asked to approve the following resolution pursuant to this Proposal Two at the 2016 Annual Meeting:

“RESOLVED, that the stockholders of Inventure Foods, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 26, 2015, as disclosed in the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this matter is required for approval of this resolution. Abstentions will have the same effect as a vote “AGAINST” the resolution. Because broker non-votes are not counted as votes “FOR” or “AGAINST” this resolution, they will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the foregoing resolution.

PROPOSAL THREE

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO EFFECT THE ELIMINATION OF ARTICLE EIGHTH

(Item 3 on the Proxy Card)

Background

The Board of Directors has unanimously approved, declared advisable and recommended that our stockholders approve a proposal to amend the Company’s Certificate of Incorporation to delete Article EIGHTH. Article EIGHTH generally provides that in certain circumstances, a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Company may agree to a compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement. Such actions, if sanctioned by a court of competent jurisdiction, would be binding on all the creditors or class of creditors, and/or the stockholders or class of stockholders of the Company. The text of Article EIGHTH of the Certificate of Incorporation is set forth below:

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Tide 8 of the Delaware Code, order a meeting of the creditor or class of creditors, and/or of the shareholders or class of shareholders, of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application is made, be binding upon all of the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

On November 18, 2015, we entered into a new five-year $50.0 million revolving credit facility (with all related loan documents, and as amended from time to time, the “ABL Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as the administrative agent, and the other lenders party thereto. In connection with entering into the ABL Credit Facility, the Company agreed with Wells Fargo to delete Article EIGHTH. In addition, the Board of Directors believes that the failure to delete Article EIGHTH could materially impair the Company’s ability to raise capital and/or borrow funds in the future.

Legal Effectiveness

The text of the proposed amendment to Article EIGHTH of the Certificate of Incorporation is set forth in full in Appendix A and is hereby incorporated into this 2016 Proxy Statement by reference.  If it is approved by the requisite affirmative vote of our stockholders, this proposal will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. We intend to make this filing promptly after the 2016 Annual Meeting if this proposal is approved. If this proposal does not receive the required number of votes in favor of it, the Certificate of Incorporation will not be amended as to Article EIGHTH and Article EIGHTH will remain in the Certificate of Incorporation.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock of the Company entitled to vote on this proposal is required to approve an amendment to the Certificate of Incorporation to effect the deletion of Article EIGHTH. Abstentions and broker non-votes will be counted as if voted “AGAINST” this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the proposed amendment to the Company’s Certificate of Incorporation.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 4 on the Proxy Card)

The Audit Committee of our Board of Directors has selected Moss Adams LLP to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2016. Moss Adams LLP has acted in such capacity since its appointment on July 15, 2008. A representative of Moss Adams LLP is expected to be present at the 2016 Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Moss Adams LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during fiscal 2016 if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for fiscal 2016 will stand, unless the Audit Committee determines there is a reason to make a change.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 26, 2015 and December 27, 2014 by Moss Adams LLP:

	Fiscal
	2015	2014
Audit Fees (1)	$276,600	$293,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$276,600	$293,000

(1)   Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and the effectiveness of our internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Moss Adams LLP in connection with statutory and regulatory filings or engagements, consultations in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered and non-registered securities offerings. For fiscal 2015, Audit Fees include approximately $33,600 of fees related to the Company’s voluntary product recall at its Jefferson, Georgia facility. For fiscal 2014, Audit Fees include approximately $50,000 of fees related to the Company’s secondary offering.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has determined that all services performed by Moss Adams LLP are compatible with maintaining the independence of Moss Adams LLP. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. All services and fees provided by Moss Adams LLP, as set forth above, were pre-approved by the Audit Committee.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required for approval of this proposal. Abstentions will have the same effect as a vote “AGAINST”  this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three Directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the Nasdaq Listing Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the “Investor Relations — Governance Documents” section of the Company’s website at www.inventurefoods.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for retaining the Company’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. The Company’s independent registered public accounting firm, Moss Adams LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015.

AUDIT COMMITTEE

Ashton D. Asensio (Chair)
Harold S. Edwards
Paul J. Lapadat

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program for fiscal 2015, along with certain actions with respect to fiscal 2015. In particular, this CD&A explains how the Compensation Committee of the Board of Directors made fiscal 2015 compensation decisions for our executives, including our NEOs.

NEO	Title
Terry McDaniel (1)	President and Chief Executive Officer
Steve Weinberger (2)	Chief Financial Officer
E. Brian Foster (3)	Senior Vice President — Operations
Dan Hammer (4)	Senior Vice President and General Manager of our Frozen division
Steven Sklar (5)	Senior Vice President and General Manager of our Snack division

(1)	Mr. McDaniel is our principal executive officer and has served as our President and CEO since May 2008.
(2)	Mr. Weinberger is our principal financial officer and has served as our CFO since August 2006.
(3)	Mr. Foster has served as our SVP — Operations since October 2010.
(4)	Mr. Hammer has served as our SVP and GM of our Frozen division since May 2014.
(5)	Mr. Sklar has served as our SVP and GM of our Snack division since December 2013.

Executive Summary

Overview

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority, and the Compensation Committee holds them accountable for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. This CD&A addresses and explains the compensation practices we followed in fiscal 2015, the numerical and related information contained in the “2015 Summary Compensation Table” and related tables presented below, and material actions we took in fiscal 2015 regarding executive compensation. Specifically, this CD&A addresses:

•                  the objectives of our compensation program (see the section below entitled “Our Executive Compensation Program Framework — Our Compensation Philosophy and Objectives”);

•                  what our compensation program is designed to reward (see the section entitled “Our Executive Compensation Program Framework — Our Compensation Philosophy and Objectives”);

•                  each element of compensation (see the section entitled “Our Executive Compensation Program Framework — Compensation Program Design and Elements of Compensation”);

•                  why each element was chosen (described with each element of compensation, including base compensation, bonus compensation and long-term incentive compensation);

•                  how amounts and formulas for pay are calculated and determined (described with each element of compensation, including base compensation, bonus compensation, and long-term incentive compensation); and

•                  how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements (described with each element of compensation).

Fiscal 2015 Strategic Performance

The Company faced several challenges in fiscal 2015, including a voluntary product recall in its Fresh Frozen business and kettle capacity constraints for its Boulder Canyon business. While these unexpected events impacted the Company’s ability to achieve its fiscal 2015 strategic goals, the Company continues to drive growth as it captured consumer demand in key product categories. This effort was led by our Boulder Canyon brand posting a 17.9% sales increase in fiscal 2015, building on the 70.3% sales increase in fiscal 2014, as well as a 32.0% increase in snack private label sales in fiscal 2015 and a 28.7% sales increase for Rader Farms branded products in fiscal 2015.

The Company’s Fresh Frozen business continues to recover from the impacts of the voluntary product recall. By the end of fiscal 2015, the Company was shipping approximately 85.0% of its normal volume and expects further improvement to its volume run-rate in fiscal 2016.

Fiscal 2015 Financial Performance

Last year, the Company’s financial performance was significantly impacted by the Fresh Frozen voluntary product recall and kettle chip capacity constraints, resulting in lower revenues, EBITDA (net income, net of interest expense, income taxes, depreciation and amortization) and returns to shareholders. For the fiscal year ended December 26, 2015, we:

•      Decreased consolidated net revenues 1.1% to $282.6 million.

•      Adjusted EBITDA decreased 61.5% to $9.6 million*.

•      Diluted loss per share of $(1.06), or $(0.07) adjusted diluted loss per share*.

*Please see Appendix B to this Proxy Statement for reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures disclosed in this CD&A. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

2015 Actions and Looking Ahead to 2016

The Compensation Committee took a number of actions during fiscal 2015 to make our executive compensation program more reflective of Company performance and responsive to stockholder interests. These actions included the following:

Advisory Vote on Executive Compensation and Future Advisory Vote. At the 2013 Annual Meeting, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs, as disclosed in the proxy statement for our 2013 Annual Meeting. At the 2013 Annual Meeting, approximately 86.0% of our stockholder votes were cast to approve the Company’s executive compensation policies and procedures. In determining and deciding on executive compensation for fiscal 2015, our Compensation Committee took into account the results of the fiscal 2013 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for fiscal 2015 should remain largely consistent with our policies and procedures in prior years. In addition, at the 2013 Annual Meeting, our stockholders voted by a plurality to hold future advisory votes on the compensation of our NEOs every three years. Accordingly, following the 2016 Annual Meeting, we will provide our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs at our 2019 annual meeting of stockholders.

Executive Officer Clawback Policy. In early fiscal 2015, the Board of Directors adopted an executive officer clawback policy.  This policy enables the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

Independent Advisor. During fiscal 2015, the Compensation Committee engaged an independent compensation consultant that has no other ties to the Company or its management and that met stringent selection criteria to evaluate certain aspects of the Company’s executive compensation program and policies. Specifically, the Compensation Committee retained Mercer to assist the Company with its review of the 2015 Plan.  Please refer to the “— The Decision Making Process — Role of Compensation Consultants; Role of Benchmarking and Peer Groups” section below and the “Corporate Governance — Board and Committee Membership — Compensation Committee” section elsewhere in this 2016 Proxy Statement for further details.  While no action has been taken as of the date of this 2016 Proxy Statement to engage an independent compensation consultant for fiscal 2016, the Compensation Committee expects it will formally review the independence of Mercer and engage Mercer as its executive compensation consultant for fiscal 2016.

Our Executive Compensation Program Framework

Our Compensation Philosophy and Objectives

We pay our executive officers based on Company-wide business performance, subject to adjustment based on their achievement of individual performance goals. In setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive. There are three primary tenets that support our executive compensation program compensation philosophy and objectives:

•                  Attract, motivate and retain superior people in key positions. We believe executives’ target total direct compensation (“TDC”) should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for market share and executive talent. We use a mix of fixed (cash) and variable (cash and equity) pay to support this objective.

•                  Reward the achievement of identified financial goals by the Company. We believe that a significant portion of an executive’s TDC should be variable and emphasize an appropriate balance of both short- and long-term financial and strategic performance. We focus our executives on performance measures that we believe are critical to enhancing long-term shareholder value creation, including adjusted EBITDA.

•                  Align the interests of the Company’s executives with those of its stockholders. We believe delivering a significant portion of TDC to our NEOs in the form of long-term incentives that are impacted by our stock price provides a clear incentive to drive long-term shareholder value creation. It also supports our retention goals, encourages stock ownership and does not promote unnecessary or excessive risk taking.

Compensation Program Design and Elements of Compensation

We choose to pay each element of compensation to further the philosophy and objectives of our compensation program.

Elements of Compensation. Our philosophy and objectives are supported by the following principle elements of pay in our executive compensation program:

Element	Form	Description
Base Salary	Cash (Fixed)	•	The fixed amount of compensation for performing day-to-day responsibilities as set forth in the respective NEO’s employment agreement.
		•	NEOs are generally eligible for increases annually, depending on Company and individual performance.
Annual Bonus	Cash (Variable)	•	Provides competitively-based annual incentive awards for achieving the Company’s short-term financial goals measured over the current year.
		•	Targeted compensation is based primarily on the realization of specific EBITDA objectives.
Annual Long-Term Incentives	Equity (Variable)	•

50% of the grant value is in the form of Performance Share Units (PSUs), with vesting tied to the achievement of cumulative Board-approved annual EBITDA targets. Non-NEO executive positions receive only Restricted Stock Units (RSUs).

		•	50% of the grant value is in the form of RSUs, with time-based vesting over three years.

NEOs are also eligible for other benefits, including a qualified 401(k) savings plan (“401(k) Plan”) that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and may receive a Company matching contribution. The Company also provides modest ancillary benefits to executives.

Elements of Post-Termination Compensation and Benefits. The employment agreements of our NEOs provide for post-termination salary and benefit continuation in the event of a termination by us without Cause (as defined in each respective NEO’s employment agreement) or in certain circumstances following both a Change in Control (as defined in each respective NEO’s employment agreement) and the occurrence of Good Reason (as defined in each respective NEO’s employment agreement) of the Company, and for as long as the NEO abides by customary confidentiality, non-competition, and non-solicitation covenants and executes a full release of all claims, known or unknown, that the executive may have against the Company. We believe that the amount of these payments and benefits and the periods of time during which they would be provided are fair and reasonable, and we have not historically taken into account any amounts that may be received by a NEO following termination when establishing current compensation levels. The elements of post-termination compensation that were in effect during fiscal 2015 pursuant to the written employment agreements consisted of the following:

•                  Salary continuation. Messrs. McDaniel, Weinberger and Sklar would continue to receive monthly salary payments and monthly car allowances following any qualifying termination of employment for a period of twelve months, six months and nine months, respectively. Messrs. Foster and Hammer would continue to receive monthly salary payments following any qualifying termination of employment for a period of four months and nine months, respectively.

•                  Outplacement services. Each of Messrs. McDaniel and Weinberger would receive up to $9,000 and Mr. Sklar would receive up to $10,000 for outplacement services with an outplacement firm selected by such executive.

Please refer to the “— Executive Compensation Tables — Potential Payments Upon Termination or Change in Control” section below for certain exceptions and additional detail.

The Decision Making Process

Role of Compensation Committee

The Compensation Committee is responsible for determining and approving all compensation for our NEOs, including incentive-based and equity-based compensation. In addition, the Compensation Committee approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to our NEOs.

The Compensation Committee typically works closely with the Company’s CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. The Compensation Committee historically reviews and sets executive compensation during April of each year following the Company’s budgeting process for such year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year.

The Compensation Committee has no pre-established policy or set allocation between either cash and non-cash compensation or short- and long-term incentive compensation. Rather, the Compensation Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods.

In accordance with the Compensation Committee’s charter, the Compensation Committee meets as often as it determines is appropriate to carry out its responsibilities under its charter. Meetings of the Compensation Committee may be called by any member of the Compensation Committee. The Chair of the Compensation Committee, in consultation with the other Compensation Committee members, determines the frequency and length of the Committee meetings and sets meeting agendas consistent with the Compensation Committee’s charter. The Chair coordinates the scheduling of Compensation Committee meetings with the CEO or other senior management, as appropriate. Under the terms of the Compensation Committee’s charter, the Compensation Committee may invite to its meetings any member of management of the Company as it deems appropriate in order to carry out its responsibilities.

Role of the Company’s Chief Executive Officer

The Company’s CEO typically reviews the performance of each of the other NEOs against their respective objectives and presents his evaluation of such NEOs performance to the Compensation Committee. However, recommendations about individual compensation elements and total compensation are ultimately made by the Compensation Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Compensation Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Compensation Committee makes recommendations regarding each NEO’s compensation based on multiple factors, including the competitive market and Company and individual performance. As required by the Compensation Committee’s charter, these recommendations are made to the full Board of Directors of the Company, which approves all compensation plans for senior management.

Role of Compensation Consultants; Role of Benchmarking and Peer Groups

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for the Company’s executive officers. In March 2015, the Compensation Committee retained Mercer to assist in the design of the Company’s 2015 Plan. The Compensation Committee has determined that the engagement of Mercer has not raised any conflicts of interest. Please refer to the “Corporate Governance — Board and Committee Membership — Compensation Committee” section elsewhere in this 2016 Proxy Statement for further details.

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Compensation Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

In April 2014, to facilitate its review and determination of executive compensation, the Compensation Committee engaged Mercer to conduct a comprehensive, competitive review of our executive compensation program. In connection with this review and in consultation with Mercer and senior management of the Company, the Compensation Committee identified a peer group composed of industry competitors and related industry companies (specifically food companies) roughly similar to the Company in revenue size or market capitalization. The peer group consisted of the twelve companies listed in the table below:

Peer Group

J&J Snack Foods Corp.	Omega Protein Corp.
Diamond Foods Inc.	Annie’s Inc.
John B. Sanfilippo & Son, Inc.	Coffee Holding Co Inc.
B&G Foods Inc.	Bridgeford Foods Corp.
Tootsie Roll Industries Inc.	Lifeway Foods Inc.
Farmer Bros. Co.
Boulder Brands Inc.

Peer Data (in millions)*

Percentile	Revenue	Market Cap
25th	$179	$227
50th	494	439
75th	745	1,157

Inventure Foods	$216	$234

* Market Capitalization is as of April 2014.

In addition to peer group data, published and private compensation surveys were also used in Mercer’s 2014 report and comparisons to survey benchmark positions were made based on the Company’s size. Mercer completed its review in June 2014 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that the Company’s target TDC (base salary, annual bonus and long-term incentive values) was between the 25th and 50th percentile market levels. The Compensation Committee did not engage Mercer to update its review of our executive compensation program in fiscal 2015. In addition, the below table summarizes the changes the Company made regarding the Company’s executive compensation program structure in response to recommendations of Mercer.

New Incentive Compensation Features	Summary of Changes	Rationale for Change
Annual Long-Term Incentives	• Revisited equity eligibility and grant types below the executive level —moved from stock options to restricted stock (RS) and restricted stock units (RSUs) below the executive level.	• Measures are more closely correlated with creating shareholder value over the long term.
• For NEOs, granted a mix of RS/RSUs and Performance Share Awards (PSAs), with 25% to 50% RS/RSUs based on retention considerations.
• Grants to the NEOs to be aligned by instrument type and metrics.
• At a Corporate level, the financial performance measure for fiscal 2015 continues to be EBITDA. Alternative performance metrics to be considered for future grants.

Short-Term Incentive Compensation

•    Increased short-term incentive percentages as a percentage of base salary for fiscal 2015.

•    Further differentiate short-term incentive levels for the CEO from the rest of the executive team, beginning in fiscal 2015.

•    Target total cash compensation (base salary and annual incentive levels) for executives above the 25th percentile, to be phased in over a period of two to three years, beginning in fiscal 2015.

• To bring short-term incentive compensation in line with market targets — current targets were at or below the 25th percentile. • To bring total cash compensation in line with market levels.

Evaluation of CEO Performance

As noted above, the Compensation Committee makes recommendations to the full Board of Directors regarding the performance targets and individual performance objectives for the Company’s executive management, including the Company’s CEO. Recommendations about the CEO’s compensation elements and total compensation are made by the Compensation Committee, using its judgment, focusing primarily on the CEO’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance and the qualitative factors discussed below. Our CEO was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for fiscal 2015.

Compensation Policies and Practices as Related to Risk Management

In connection with the preparation of this 2016 Proxy Statement, our Compensation Committee reviewed and discussed our compensation policies and practices for senior management, including our NEOs. In this regard, the Compensation Committee took note of the fact that:

•                  We pay base salaries we believe are competitive and that are generally intended to constitute the largest component of cash compensation. We believe that this emphasis on paying competitive base salaries that are not at risk for performance discourages inappropriate risk taking.

•                  Our 2015 Bonus Plan focuses on the achievement of established EBITDA targets, which prevents participants from being able to materially enhance their bonus prospects through excessive or inappropriate risk-taking.

•                  The cash payments that may be earned by our NEOs under our applicable Bonus Plans are subject to stated maximum limits, which we believe mitigates any risks that our NEOs may take.

•                  The equity grants made to our NEOs, and all other employees, under the Company’s Amended and Restated 2005 Equity Incentive Plan (as amended, the “2005 Plan”) and the 2015 Plan all vest over multiple-year periods, which we believe discourages excessive or inappropriate short-term risk taking.

Based on that review, and with input from management, the Compensation Committee has determined that there are no known potential risks arising from our compensation policies or practices that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee, with the assistance of outside executive compensation consultants, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Our Executive Compensation Program in Detail

Base Salary

We typically agree upon a base compensation with an NEO at the time of initial employment. The amount of base compensation agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries for each of our current NEOs are set by their respective employment agreements, as described elsewhere in this 2016 Proxy Statement, we review executive officer salaries annually and may increase them based on the Company’s budget, an evaluation of the Company’s performance for the year and the performance of the functional areas under an executive officer’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally. The Compensation Committee determined the appropriate base salary for each NEO as follows:

NEO	2015 Base Salary (1)	2014 Base Salary (1)		Percent Change
Terry McDaniel	$511,135	$469,998		8.8%
Steve Weinberger	$325,474	$309,555		5.1%
E. Brian Foster	$255,874	$242,849		5.4%
Dan Hammer	$286,138	$160,460	(2)	78.3	%(2)
Steven Sklar	$283,564	$268,568		5.6%

(1) Base salaries represent amounts earned during the respective fiscal year.

(2) Mr. Hammer was hired on May 27, 2014.

Annual Bonus

Under the Company’s 2015 Bonus Plan as in effect for fiscal 2015, a NEO’s bonus is based on the Company’s achievement of established EBITDA targets and the assessment of the NEO’s completion of individual performance objectives established at the beginning of each plan year.

Calculation of Bonuses. The cash bonus amounts payable for fiscal 2015 were based upon the Company’s achievement of established EBITDA targets.  The EBIDTA target for fiscal 2015 was set at $28.0 million. Actual bonus award amounts are based upon a weighting of 90% for actual performance achieved against the applicable EBITDA target and 10% for actual performance achieved against individual performance objectives. The Compensation Committee set the fiscal 2015 aggregate annual cash bonus amounts for the NEOs as follows, assuming performance at 100% of established targets:

Terry McDaniel	$341,345
Steve Weinberger	$132,204
E. Brian Foster	$104,009
Daniel W. Hammer	$115,209
Steven Sklar	$115,360

Performance was measured at year-end against the applicable EBITDA target. Performance at or below the threshold of 83% of targeted EBITDA resulted in no cash bonus payout. Performance above the threshold results in the following payouts:

•                  The EBITDA-based portion of the bonuses are payable on a linear scale between 83% of the targeted EBITDA and 100%. At 83% of the targeted EBITDA, the bonus is 50%. The bonus is then calculated on a linear scale between 83% and 100%.

•                  Performance above 100% of targeted EBITDA for the year results in a percentage payout up to 150% of available bonus based on exceeding the EBITDA target by 120%. A linear scale between 100% and 120% is used to determine the payout.

Compensation Committee Discretion. The Compensation Committee retains the discretion to adjust EBITDA targets in order to accomplish the purposes of the 2015 Bonus Plan in light of unforeseen facts and circumstances.

Actual Performance vs. Compensation Paid for 2015. The 2015 Bonus Plan required that the Company achieve a certain threshold percentage of the budgeted consolidated EBITDA amount for any payment to be made to an executive with respect to the performance measure. For fiscal 2015, the Company’s consolidated financial performance did not meet the threshold of 83% of targeted EBITDA, therefore no cash bonus payments were made. If the Company’s consolidated financial performance threshold had been met, then the GMs of the Company’s Snack and Frozen divisions would have also had 20% of their eligible bonus payout based on the performance of the division they manage. Accordingly, with respect to Mr. Sklar, his aggregate annual bonus was tied in part to the achievement of specified EBITDA targets for the Snack division, which were not met. With respect to Mr. Hammer, his aggregate annual bonus was tied in part to the achievement of specified EBITDA targets for the Frozen division, which were not met. In accordance with the terms of 2015 Bonus Plan, the Compensation Committee did not pay bonuses for fiscal 2015 to the NEOs.

Annual Long-Term Incentives

We currently maintain two compensation plans (collectively, the “Plans”), the 2005 Plan and the 2015 Plan (adopted by our stockholders at the Company’s 2015 annual meeting of stockholders and which replaced the 2005 Plan). Both Plans were approved by our stockholders.

The 2015 Plan provides for the issuance of our common stock to officers and other employees, consultants and Directors. The 2015 Plan was approved at our 2015 annual meeting of stockholders and initially reserved for issuance 1,400,560 shares of common stock and can be increased by not more than 250,000 shares subject to any option or other award outstanding under the 2005 Plan that expires or is forfeited for any reason after May 20, 2015.  If any award granted under the 2015 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2015 Plan. Shares will not be treated as having been issued under the 2015 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with an option or a stock appreciation right will be made available for new awards under the 2015 Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the 2015 Plan will be reduced by the gross number of shares for which the award is exercised. The 2015 Plan expires in May 2025, and awards that could be granted under the 2015 Plan include non-qualified stock options, incentive stock options, restricted stock, restricted stock units, performance shares, performance units, and other stock-based awards and cash based awards.

The 2005 Plan terminated in May 2015 and no further awards will be granted under the 2005 Plan.  All of the options and stock awards listed in the “2015 Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement were granted pursuant to the 2005 Plan.

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Plans as of December 26, 2015:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,034,881	(1)	$5.30	1,248,715	(2)
Equity Compensation Plans not Approved by by Stockholders	—		—	—
Total	1,034,881	(1)	—	1,248,715	(2)

 (1) This amount includes the following:

•                  644,602 shares issuable upon the exercise of outstanding stock options, which were granted from the 2005 Plan with a weighted average exercise price of $5.30.

•                  281,080 shares subject to RSUs, of which 144,020 shares were granted under the 2005 Plan and 137,060 shares were granted under the 2015 Plan. Since these awards have no exercise price, they are not included in the weighted-average exercise price calculation in the “Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights” column.

•                  109,199 shares, of which 40,808 shares are issuable pursuant to outstanding share awards that have been granted under the 2005 Plan and 68,391 shares are issuable pursuant to outstanding share awards that have been granted under the 2015 Plan, but not yet earned as of December 26, 2015. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a formula that measures our performance over the applicable performance period. Since these awards have no exercise price, they are not included in the weighted-average exercise price calculation in the “Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights” column.

(2)  This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2015 Plan.

The parameters of the Plans are considered each year by the Compensation Committee and all equity grants are approved by the Board of Directors. Each year consideration is given with respect to the achievement of the applicable Plan’s goals of driving long-term stockholder value, awarding performance of the management team and achieving stated earnings targets. If it is determined that awards will be granted, then consideration is also given to “inside concentration,” which represents the percentage of stock owned or controlled by members of the Board of Directors and management. The amount of equity grants is also a function of the “pool” of shares that are reserved for issuance.

The awards granted during fiscal 2015 were all within the parameters of the applicable Plans and were used by the Compensation Committee to achieve the goals of such Plans.

For more detailed information, please see “2015 Grants of Plan-Based Awards” below in this Proxy Statement.

Other Practices, Polices and Guidelines

Clawback Policy

Consistent with the Dodd-Frank Act, the Board of Directors adopted in early fiscal 2015 a policy that will enable the Company to reclaim previously awarded compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

401(k) Savings Plans and Other Retirement Benefits

The Company maintains a 401(k) Plan covering eligible employees in the United States and to which the Company makes certain matching contributions. These plans are designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Code. The amount the Company contributed to each NEO in fiscal 2015, if any, is reflected in the “2015 Summary Compensation Table” in this Proxy Statement.

The Company does not maintain any other retirement plans, or offer any pension benefits, under which executives or any other employees earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

The Company provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 26, 2015 are included in the “2015 Summary Compensation Table” in this Proxy Statement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company has a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a non-qualified deferred compensation plan that allows certain individuals designated by the Company from a select group of management or highly compensated service providers to defer a portion of their salary and bonus under the Deferred Compensation Plan (“Compensation Deferrals”). Compensation Deferrals under the Deferred Compensation Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer. The Deferred Compensation Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. The Compensation Deferrals are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement or in a lump sum upon death or other termination of service, according to the terms and conditions of the Deferred Compensation Plan. As of December 26, 2015, none of the NEOs have participated in the Deferred Compensation Plan.

Effect of Accounting and Tax Treatment on Compensation Decisions

The Compensation Committee considers the tax and accounting implications of compensation, but they are not the only factors considered. In some cases, other important considerations outweigh tax or accounting considerations.

Internal Revenue Code Section 162(m) Policy. Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other NEOs other than the CFO. If certain conditions are met, performance-based compensation may be excluded from this limitation. The performance criteria within the 2005 Plan was approved by our stockholders at our 2005 annual meeting of stockholders and within the 2015 Plan and the 2015 Bonus Plan at our 2015 annual meeting of stockholders in accordance with Section 162(m), intending to support deduction for performance-based awards granted under those plans. Most compensation paid by the Company is designed to be deductible under Section 162(m) of the Code. However, the Compensation Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of shareholders.

Internal Revenue Code Section 409A. Section 409A of the Code and the regulations thereunder (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of Section 409A with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we believe we are currently operating such plans in compliance with Section 409A.

Accounting Standards. Grants of equity awards under the Plans are recognized as compensation expense for the fair value of equity-based compensation awards. The Compensation Committee considers the accounting implications of significant compensation decisions, including in connection with decisions that relate to the Plans and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table sets forth information concerning the compensation earned by our NEOs during the fiscal years ended December 26, 2015, December 27, 2014 and December 28, 2013:

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Stock Options ($) (4)	Non-Equity Incentive Plan Compensation ($) (2)	Non-Qualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
Terry McDaniel	2015	511,135	—	558,820	—	—	—	47,514	1,117,469
CEO	2014	469,998	—	644,278	—	204,991	—	45,564	1,364,831
	2013	458,205	—	360,500	—	—	—	39,443	858,148

Steve Weinberger	2015	325,474	—	201,158	—	—	—	52,608	579,240
CFO	2014	309,555	—	231,915	—	105,406	—	59,277	706,153
	2013	301,428	10,000	155,015	—	—	—	51,866	518,309

E. Brian Foster	2015	255,874	—	131,660	—	—	—	35,451	422,985
SVP - Operations	2014	242,849	—	102,470	—	58,424	—	33,753	437,496

Daniel W. Hammer	2015	286,138	—	175,171	—	—	—	57,639	518,948
SVP and GM of Frozen division	2014	160,460	—	319,500	136,750	87,473	—	27,904	732,087

Steven Sklar	2015	283,564	—	175,171	—	—	—	49,192	507,927
SVP and GM of Snack division	2014	268,568	—	201,954	—	101,880	—	45,445	617,847

(1)	Includes amounts (if any) deferred at the NEO’s option under the Company’s 401(k) Plan.

(2)

Performance-based bonuses are generally paid under our applicable annual Bonus Plan and reported as “Non-Equity Incentive Plan Compensation.” Except as otherwise noted, amounts reported as “Bonus” represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under the applicable annual Bonus Plan.

(3)

Represents aggregate grant date fair value of all stock awards, computed in accordance with the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used with respect to the valuation of option grants are set forth in “Inventure Foods, Inc. Consolidated Financial Statements — Notes to Consolidated Financial Statements — Note 1 — Operations and Summary of Significant Accounting Policies — Stock-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015.

For fiscal 2015, the grant date fair value was calculated based on the closing price of our common stock on May 19, 2015 of $9.08 (the last trading day preceding the grant date) multiplied by the target number of performance-based restricted stock awards, as the target was considered to be the probable outcome as of the grant date. The maximum award attainable was 100% of the target number of performance-based restricted stock awards.

For fiscal 2014, the grant date fair value was calculated based on the closing price of our common stock on June 16, 2014 of $13.21 (the last trading day preceding the grant date) multiplied by the number of shares. The grant date fair value of Mr. Hammer’s stock award was calculated based on the closing price of our common stock on May 27, 2014 of $12.78 (the grant date) multiplied by the number of shares. Fifty percent (50%) of the stock awards presented above for Messrs. McDaniel, Weinberger and Sklar are performance-based restricted stock awards, for which the target number of shares was used as it was considered to be the probable outcome as of the grant date. The maximum award attainable was 100% of the target number of performance-based restricted stock awards.

For fiscal 2013, the grant date fair value was calculated based on the closing price of our common stock on May 14, 2013 of $7.21 (the last trading day preceding the grant date) multiplied by the target number of performance-based restricted stock awards, as the target was considered to be the probable outcome as of the grant date. The maximum award attainable was 100% of the target number of performance-based restricted stock awards.

(4)

Represents the grant date fair value of options granted to purchase shares of common stock. The amount consists of 25,000 incentive stock options that Mr. Hammer was granted on May 27, 2014. The grant date fair value of the stock option award was computed in accordance with FASB ASC Topic 718. Refer to “Note 10 — Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015, for an explanation of the methodology and assumptions used in determining the fair value of stock option awards granted. Neither estimated forfeitures nor actual forfeitures were included in the amount.

(5)	All Other Compensation for fiscal 2015 represents payments to:

	•	Mr. McDaniel for health insurance benefits of $19,252, an automobile allowance of $12,000, 401(k) Plan matching contributions of $10,600, disability insurance and life insurance benefits.
	•	Mr. Weinberger for health insurance benefits of $19,252, an automobile allowance of $12,000, 401(k) Plan matching contributions of $10,600, disability insurance and life insurance benefits.
	•	Mr. Foster for health insurance benefits of $11,620, an automobile allowance of $8,400, 401(k) Plan matching contributions of $10,600, disability insurance and life insurance benefits.
	•	Mr. Hammer for health insurance benefits of $26,640, an automobile allowance of $14,400, 401(k) Plan matching contributions of $10,600, disability insurance and life insurance benefits.
	•	Mr. Sklar for health insurance benefits of $19,252, an automobile allowance of $14,400, 401(k) Plan matching contributions of $10,029, disability insurance and life insurance benefits.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to restricted stock awards, option awards and other plan-based awards granted to our NEOs during the fiscal year ended December 26, 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Restricted Stock / Option	Base Price	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards (#) (2)	of Awards ($/sh)	Value of Awards ($)

Terry McDaniel	5/20/15	170,673	341,345	512,018	61,544	9.08	558,820

Steve Weinberger	5/20/15	66,102	132,204	198,306	22,154	9.08	201,158

E. Brian Foster	5/20/15	52,005	104,009	156,014	14,500	9.08	131,660

Daniel W. Hammer	5/20/15	57,605	115,209	172,814	19,292	9.08	175,171

Steven Sklar	5/20/15	57,680	115,360	173,040	19,292	9.08	175,171

(1)

The Company’s 2015 Bonus Plan provided for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors. The “Non-Equity Incentive Plan Compensation” column in the “2015 Summary Compensation Table” reflects that no bonuses were earned under the 2015 Bonus Plan in fiscal 2015.

(2)

These amounts relate to restricted stock awards and reflect the maximum potential number of restricted shares to be released, some of which are subject to the achievement of performance criteria over three years.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unvested stock awards and unexercised options previously awarded to our NEOs as of December 26, 2015:

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock — Unvested (#)		Market Value of Shares or Units of Stock — Unvested ($) (16)	Grant Date

Terry McDaniel	—				—	30,772	(1)	220,943	5/20/2015

	—	—		—	—	30,772	(2)	220,943	5/20/2015
	—	—		—	—	24,386	(3)	175,091	6/17/2014
	—	—		—	—	16,257	(4)	116,725	6/17/2014
	—	—		—	—	50,000	(5)	359,000	5/15/2013
	39,200	—	(7)	1.70	12/08/2018	—		—	—

Steve Weinberger	—	—		—	—	11,077	(1)	79.533	5/20/2015

	—	—		—	—	11,077	(2)	79,533	5/20/2015
	—	—		—	—	8,778	(3)	63,026	6/17/2014
	—	—		—	—	5,852	(4)	42,017	6/17/2014
	—	—		—	—	21,500	(5)	154,370	5/15/2013
	20,400	—	(7)	1.70	12/08/2018	—		—	—

E. Brian Foster						7,250	(1)	52,055	5/20/2015
						7,250	(2)	52,055	5/20/2015
	—	—		—	—	5,171	(4)	37,128	6/17/2014
	7,602	—	(9)	7.21	5/15/2023	—		—	—
	2,398	15,000	(9)	7.21	5/15/2023	—		—	—
	15,000	10,000	(10)	6.55	5/16/2022	—		—	—
	10,000	5,000	(11)	4.16	5/18/2021	—		—	—
	10,000	—	(12)	3.78	10/11/2020	—		—	—

Daniel W. Hammer						9,646	(1)	69,258	5/20/2015
						9.646	(2)	69,258	5/20/2015
	—	—		—	—	16,666	(6)	119,662	5/27/2014
	5,000	20,000	(8)	12.78	5/27/2024	—		—	—

Steven Sklar						9,646	(1)	69,258	5/20/2015
						9.646	(2)	69,258	5/20/2015
	—	—		—	—	7,644	(3)	54,884	6/17/2014
	—	—		—	—	5,096	(4)	36,589	6/17/2014
	2,686		(9)	7.21	5/15/2023	—		—	—
	6,314	13,500	(9)	7.21	5/15/2023	—		—	—
	2,104	—	(10)	6.55	5/16/2022	—		—	—
	11,396	9,000	(10)	6.55	5/16/2022	—		—	—
	18,000	4,500	(11)	4.16	5/18/2021	—		—	—
	30,000	—	(13)	3.44	5/20/2020	—		—	—
	35,000	—	(14)	2.40	6/01/2019	—		—	—
	39,000	—	(7)	1.70	12/08/2018	—		—	—
	40,000	—	(15)	1.86	5/19/2018	—		—	—

(1)	Restricted stock granted on May 20, 2015, with three year vesting in equal annual installments.
(2)	Performance shares granted on May 20, 2015, with performance criteria over three years stated at target achievement of 100%.
(3)	Performance shares granted on June 17, 2014, with performance criteria over three years stated at target achievement of 100%.
(4)	Restricted stock granted on June 17, 2014, with three year vesting in equal annual installments.
(5)	Performance shares granted on May 15, 2013, with performance criteria over three years stated at target achievement of 100%.
(6)	Restricted stock granted on May 27, 2014, with three year vesting in equal annual installments.
(7)	Options award granted on December 8, 2008, with five year vesting in equal annual installments and a life of ten years.
(8)	Options award granted on May 27, 2014, with five year vesting in equal annual installments and a life of ten years.
(9)	Options award granted on May 15, 2013, with five year vesting in equal annual installments and a life of ten years.
(10)	Options award granted on May 16, 2012, with five year vesting in equal annual installments and a life of ten years.
(11)	Options award granted on May 18, 2011, with five year vesting in equal annual installments and a life of ten years.
(12)	Options award granted on October 11, 2010, with five year vesting in equal annual installments and a life of ten years.
(13)	Options award granted on May 20, 2010, with five year vesting in equal annual installments and a life of ten years.
(14)	Options award granted on June 1, 2009, with five year vesting in equal annual installments and a life of ten years.
(15)	Options award granted on May 19, 2008, with five year vesting in equal annual installments and a life of ten years.
(16)	Represents the value based upon the number of shares awarded multiplied by the closing price of our common stock, which was $7.18 per share on December 27, 2014.

Option Exercises and Stock Vested During 2015

The following table provides information as to each of the NEOs: (i) stock option exercises during fiscal 2015, including the number of shares acquired upon exercise and the value realized, and (ii) the number of shares acquired upon the vesting of stock awards during fiscal 2015, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Terry McDaniel	—	—	73,110	756,842
Steve Weinberger	—	—	28,321	293,519
E. Brian Foster	10,000	67,400	2,586	23,300
Daniel W. Hammer	—	—	8,334	76,339
Steven Sklar	—	—	2,548	22,957

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.
(2)	Based on the market price of our common stock on the vesting date.

2015 Pension Benefits

We do not offer any pension benefits for any of our employees.

2015 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

On January 18, 2007, the Compensation Committee adopted the Deferred Compensation Plan, effective January 1, 2007.

The Deferred Compensation Plan is a non-qualified deferred compensation plan that allows certain individuals designated by the Company from a select group of management or highly compensated service providers to elect Compensation Deferrals. Compensation Deferrals under the Deferred Compensation Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer. The Deferred Compensation Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. The Compensation Deferrals are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement or in a lump sum upon death or other termination of service, according to the terms and conditions of the Deferred Compensation Plan.

Subject to the terms and conditions of the Deferred Compensation Plan, each participant may specify one or more investment funds or benchmarks made available by the administrator of the Deferred Compensation Plan in which their deferrals will be deemed to be invested, and each participant’s deferral account will be adjusted periodically in accordance with the procedures adopted by such administrator to reflect such deemed investments. A participant’s deferral account will be 100% vested at all times.

The obligation to pay the vested balance of each Deferred Compensation Plan participant’s account will at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Deferred Compensation Plan. A participant’s right to Compensation Deferrals cannot be transferred, assigned, pledged or encumbered.

As of December 26, 2015, none of the NEOs have participated in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The NEOs are eligible to receive certain benefits in the event their respective employment is terminated (i) by the Company without Cause (as defined in each respective NEO’s employment agreement), (ii) upon each such NEO’s retirement, disability or death, or (iii) in certain circumstances following a Change in Control (as defined in each respective NEO’s employment agreement) of the Company. The amount of benefits will vary based on the reason for the termination.

The following information sets forth calculations as of December 26, 2015 of the estimated benefits the NEOs would receive in each of these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount such NEO would receive if an eligible termination event were to occur.

In addition to the amounts disclosed below, each NEO would retain the amounts that such NEO has earned or accrued over the course of such NEO’s employment prior to the termination event, such as the NEO’s balances under our Deferred Compensation Plan, our 401(k) Plan, and previously vested stock options, restricted shares and performance stock awards.

Severance Benefits

If the employment of a NEO is terminated without Cause, then such NEO will be entitled to receive benefits under such NEO’s employment agreement. Benefits are not available if a NEO is terminated for Cause. Each NEO has severance benefits in their respective employment agreements. The following table sets forth the estimated benefits payable to our NEOs as severance upon a hypothetical termination of employment, assuming termination on December 26, 2015:

Name	Salary ($)	Bonus (1)	Restricted Stock ($) (2)	Health Benefits ($)	Auto Allowance ($)	Outplacement and Other ($)	Total ($)
Terry McDaniel	525,147	—	541,831	—	12,000	9,000	1,087,978
Steve Weinberger	165,256	—	212,293	—	6,000	9,000	392,549
E. Brian Foster	86,674	—	40,274	3,874	—	—	130,822
Daniel W. Hammer	216,300	—	53,584	14,439	—	—	284,323
Steven Sklar	216,017	—	93,158	—	10,800	10,000	329,975

(1)

Each NEO would be entitled to any applicable prorated bonus at the discretion of the Compensation Committee. Although no bonuses were paid in fiscal 2015, represents the amount of any actual earned bonus paid in fiscal 2015.

(2)

Amounts include outstanding unvested stock awards, including unvested performance stock awards which vest based on achievement of cumulative three-year EBITDA targets. If the NEO’s employment is terminated without Cause, or if the NEO resigns for Good Reason, then a portion of the performance shares vest based on the level of performance for the completed fiscal years prior to termination. If the NEO’s employment ends for any other reason, then the performance shares do not vest and are automatically forfeited. The dollar values indicated are based on the closing price of our common stock, which was $7.18 per share on December 26, 2015, multiplied by the number of shares estimated for immediate release as of December 26, 2015.

Payments Upon a Change in Control

The following table sets forth the value of the payments to which each NEO would be entitled in the event of a hypothetical Change in Control of the Company as of December 26, 2015.

Name	Salary ($)	Bonus (2)	Stock Options ($) (3)	Restricted Stock ($) (4)	Outplacement and Other ($)	Total ($)
Terry McDaniel	525,147	—	—	879,499	9,000	1,413,646
Steve Weinberger	330,511	—	—	333,843	9,000	673,354
E. Brian Foster	86,674	—	21,400	129,457	—	237,531
Daniel W. Hammer	216,300	—	—	220,964	—	437,264
Steven Sklar	576,044	—	19,260	199,006	10,000	804,310

(1)	Assumes that the NEO’s employment is terminated for Good Reason, within specified time periods before or after the Change in Control.
(2)

Each NEO would be entitled to any applicable prorated bonus at the discretion of the Compensation Committee. Although no bonuses were paid in fiscal 2015, represents the amount of any actual earned bonus paid in fiscal 2015.

(3)

Vesting of all unvested options automatically accelerates upon a Change in Control. The dollar values indicated are based on the difference between the exercise price per share and the closing price of our common stock, which was $7.18 per share on December 26, 2015, multiplied by the number of unvested options.

(4)

Upon a Change in Control, all performance shares are eligible for immediate vesting proportionately based upon the cumulative performance for the most recently completed fiscal year during the period, except to the extent that vesting would constitute an excess parachute payment under Section 280G of the Code. The dollar values indicated are based on the closing price of our common stock, which was $7.18 per share on December 26, 2015, multiplied by the number of shares estimated for immediate release as of December 26, 2015. Additionally, for restricted stock that is not performance-based restricted stock, the vesting all unvested shares of such stock automatically accelerates upon a Change in Control. The dollar values indicated also includes the value of all unvested non-performance based restricted stock that would immediately vest, determined based on the closing price of our common stock on December 26, 2015, which was $7.18 per share.

Employment Agreements

Terry McDaniel. The Company entered into an executive employment agreement with Mr. McDaniel on April 17, 2006, employing him as Chief Operating Officer, which agreement was amended on May 8, 2008 when Mr. McDaniel took over as CEO, and amended and restated in its entirety on March 25, 2013. Pursuant to the terms of this agreement, Mr. McDaniel is an “at will” employee. Under the terms of his employment agreement, Mr. McDaniel receives an annual base salary, eligibility for bonus as determined by the Board of Directors (or the Compensation Committee) in its discretion, an auto allowance of $1,000 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, the 401(k) Plan, sick days, vacation and holidays. Mr. McDaniel is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. McDaniel’s employment is terminated by the Company for Cause (as defined in his employment agreement) or Mr. McDaniel resigns, Mr. McDaniel will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. McDaniel’s employment is terminated by the Company without Cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the twelve-month period following his termination, and up to $9,000 for outplacement services. In the event of a Change in Control (as defined in his employment agreement), if Mr. McDaniel’s employment is terminated by his resignation within 12 months following such Change in Control, he will be entitled to receive the outplacement services described above, and if his employment is terminated for Good Reason (as defined in his employment agreement), within specified time periods before or after a Change in Control, he will be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. McDaniel’s employment agreement includes non-competition and non-solicitation provisions that will end one year after Mr. McDaniel’s employment ends and confidentiality provisions that continue indefinitely.

Steve Weinberger. The Company entered into an executive employment agreement with Mr. Weinberger on July 27, 2006, employing him as Chief Financial Officer, which agreement was amended on May 8, 2008. Pursuant to the terms of this agreement, Mr. Weinberger is an “at will” employee. Under the terms of his employment agreement, Mr. Weinberger receives an annual base salary, a $60,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or the Compensation Committee) in its discretion, an auto allowance of $1,000 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, the 401(k) Plan, sick days, vacation and holidays. Mr. Weinberger is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other executive of the Company.

In the event that Mr. Weinberger’s employment is terminated by the Company for Cause (as defined in his employment agreement) or Mr. Weinberger resigns, Mr. Weinberger will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. Weinberger’s employment is terminated by the Company without Cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the six-month period following his termination, up to $9,000 for outplacement services and, to the extent that Mr. Weinberger lists the sale of his residence with a licensed real estate broker during such 6-month period and completes the sale of such residence during the 12- month period following expiration of such 6-month period at a sale price less than the amount Mr. Weinberger initially paid for such residence (net of real estate commissions and other closing costs), the Company will reimburse Mr. Weinberger for such loss in a lump sum payment up to a maximum of $66,250. In the event of a Change in Control (as defined in his employment agreement), if Mr. Weinberger’s employment is terminated by his resignation within 12 months following such Change in Control, he will be entitled to receive the outplacement services described above, and if his employment is terminated for Good Reason (as defined in his employment agreement), within specified time periods before or after a Change in Control, he will be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. Weinberger’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Weinberger’s employment ends and confidentiality provisions that continue indefinitely.

E. Brian Foster. The Company entered into an employment agreement with Mr. Foster on October 11, 2010. Pursuant to the terms of this agreement, Mr. Foster is an “at will” employee. In the event that Mr. Foster’s employment is terminated by the Company for Cause (as defined in his employment agreement) or Mr. Foster resigns, Mr. Foster will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. Foster’s employment is terminated by the Company without Cause, he will be entitled to receive as severance his then current base salary for the four-month period following his termination and he will remain on the Company provided benefit program for the same four-month period with all applicable employee contributions as if Mr. Foster were still an active employee of the Company. In the event of a Change in Control (as defined in his employment agreement) that results in Mr. Foster’s loss of employment with the Company, he will be entitled to receive as severance his then current base salary for the four-month period following the date of the Change in Control and he will remain on the Company provided benefit program for the same four-month period with all applicable employee contributions as if Mr. Foster were still an active employee of the Company.

Mr. Foster’s employment agreement includes non-competition and non-solicitation provisions which will end three months and 12 months, respectively, after Mr. Foster’s employment ends and confidentiality provisions that continue indefinitely.

Daniel W. Hammer. The Company entered into an executive employment agreement with Mr. Hammer on May 27, 2014, employing him as SVP and GM of the Company’s Frozen division. Pursuant to the terms of his employment agreement, Mr. Hammer is an “at will” employee. Under the terms of his employment agreement, Mr. Hammer receives an annual base salary, a $75,000 relocation allowance, eligibility for bonus as determined by the Board (or the Compensation Committee) in its discretion, an auto allowance of $1,200 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, the 401(k) Plan, sick days, vacation and holidays. Mr. Hammer will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. Hammer’s employment is terminated by the Company for Cause (as defined in his employment agreement) or he resigns, Mr. Hammer will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. Hammer’s employment is terminated by the Company without Cause or he resigns for Good Reason (as defined in his employment agreement), he will be entitled to receive as severance his then current base salary and certain health and dental benefits for the nine-month period following his termination. In the event of a Change in Control (as defined in his employment agreement), if Mr. Hammer’s employment is terminated within 12 months following such Change in Control, he will be entitled to receive a lump sum amount equal to nine months of his then current annual base salary.

Mr. Hammer’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Hammer’s employment ends and confidentiality provisions that continue indefinitely.

Steven Sklar. The Company entered into an executive employment agreement with Mr. Sklar on August 1, 2005, employing him as SVP of Marketing. Pursuant to the terms of this agreement, Mr. Sklar is an “at will” employee. Under the terms of his employment agreement, Mr. Sklar receives an annual base salary, a $75,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or the Compensation Committee) in its discretion, an initial auto allowance of $650 per month (currently $1,000 per month), and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, the 401(k) Plan, sick days, vacation and holidays. Mr. Sklar is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other executive of the Company.

In the event that Mr. Sklar’s employment is terminated by the Company for Cause (as defined in his employment agreement) or Mr. Sklar resigns, Mr. Sklar will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind. In the event Mr. Sklar’s employment is terminated by the Company without Cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the nine-month period following his termination, up to $10,000 for outplacement services and any amounts payable under any bonus plans for which Mr. Sklar is eligible to participate as of the date his employment is terminated. In the event of a Change in Control (as defined in his employment agreement), if Mr. Sklar’s employment is terminated by his resignation within 12 months following such Change in Control, he will be entitled to receive the outplacement services described above, and if his employment is terminated for Good Reason (as defined in his employment agreement), within specified time periods before or after a Change in Control, he will be entitled to receive a lump sum amount equal to (i) 200% of his then current annual base salary, (ii) his monthly car allowance for 12 months, and (iii) any amounts payable under any bonus plans for which Mr. Sklar is eligible to participate as of the date of the Change in Control.

Mr. Sklar’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Sklar’s employment ends and confidentiality provisions that continue indefinitely.

2015 COMPENSATION OF DIRECTORS

The following table sets forth information concerning the compensation earned during fiscal 2015 by each individual who served as a non-employee Director at any time during the fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Ashton D. Asensio	40,000	31,689	—	—	71,689
Timothy A. Cole	32,500	31,689	—	—	64,189
Macon Bryce Edmonson	25,000	31,689	—	—	56,689
Harold S. Edwards	35,000	31,689	—	—	66,689
Paul J. Lapadat	47,500	31,689	—	—	79,189
David L. Meyers	62,500	63,369	—	—	125,869

(1)

Represents the grant date fair value of restricted share awards granted during fiscal 2015, computed in accordance with FASB ASC Topic 718. The grant date fair value, as calculated in accordance with FASB ASC Topic 718, of fully vested share awards is equal to the closing price of our common stock on the date prior to grant. Neither estimated forfeitures nor actual forfeitures were included in these amounts.
The aggregate number of stock awards outstanding for each independent Director at the end of fiscal 2015 is set forth in the following table:

Name	Aggregate Number of Stock Awards Outstanding
Ashton D. Asensio	3,490
Timothy A. Cole	3,490
Macon Bryce Edmonson	3,490
Harold S. Edwards	3,490
Paul J. Lapadat	3,490
David L. Meyers	6,979

(2)	The aggregate number of non-qualified stock option awards outstanding for each independent Director at the end of fiscal 2015 is set forth in the following table:

Name	Aggregate Number of Option Awards Outstanding
Ashton D. Asensio	23,093
Timothy A. Cole	3,093
Macon Bryce Edmonson	8,093
Harold S. Edwards	3,093
Paul J. Lapadat	8,093
David L. Meyers	13,687

Only non-employee Directors are compensated for their services as Directors. The Company’s fiscal 2015 compensation package for non-employee Directors was comprised of cash (annual retainers and committee meeting fees) and restricted share grants. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders and positioned to approximate the median of our peer group.

The Company’s fiscal 2015 compensation for non-employee Directors consisted of the following:

Annual Retainers. Each independent Director is paid an annual retainer of $25,000. Our Chairman receives an additional annual retainer of $30,000 for his service as Chairman. The Chairman of the Audit Committee receives an additional annual retainer of $15,000, and the other members of the Audit Committee each receive an additional annual retainer of $10,000. The Chairman of the Compensation Committee receives an additional annual retainer of $12,500, and the other members of the Compensation Committee each receive an additional annual retainer of $7,500. The annual cash retainers are paid in quarterly installments.

Meeting Fees. There are no individual meeting fees. If a Director does not attend (in person or by telephone) a regular quarterly meeting, the Director forfeits $3,125 of the Director’s annual retainer for that meeting.

Restricted Stock. Each year after each annual meeting of stockholders, each independent Director receives a grant of our restricted common stock, which grants vest on the date of the next annual meeting of stockholders. In May 2015, the Company granted 3,490 shares of our restricted common stock to each independent Director, excluding the Chairman, elected at the 2015 annual meeting of stockholders. The Company granted 6,979 shares of our restricted common stock to the Chairman.

Business Expenses. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and for other expenses incurred in their capacity as Directors.

Director and Officer Liability Insurance. Director and officer (“D&O”) liability insurance individually insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, our Compensation Committee was comprised of Paul J. Lapadat (Chair), Timothy A. Cole and David L. Meyers. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During the fiscal year ended December 26, 2015, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 26, 2015, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act, or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

We have reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Company’s 2016 Proxy Statement. Based on such review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2016 Proxy Statement.

COMPENSATION COMMITTEE

Paul J. Lapadat (Chair)
Timothy A. Cole
David L. Meyers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under procedures adopted by the Board of Directors, all related party transactions must be reviewed, approved or ratified by a majority of the disinterested members of the Board of Directors. For purposes of the procedures, the term “related party transaction” means any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Exchange Act and any material “conflict of interest” transaction with a Director. Pursuant to its written Charter, the Audit Committee must also review and approve or ratify all related party transactions.

In determining whether to approve or ratify a related party transaction, the Audit Committee and Board of Directors looks to whether the related party transaction is on terms and conditions no less favorable to the Company than may reasonably be expected in arm’s-length transactions with unrelated parties and the extent of the related party’s interest in the transaction. The Audit Committee and the Board of Directors will also consider such other factors as it may determine in circumstances of a particular transaction.

If advance approval is not feasible, the related party transaction will be considered and, if the Audit Committee and the Board of Directors determines it to be appropriate, ratified at the Audit Committee’s and the Board of Directors’ next regularly scheduled meetings.

Further, our Code of Business Conduct and Ethics and supplemental Financial Code of Ethics provide that our Directors, officers and employees to report situations that conflict or appear to conflict with the interests of the Company.

From January 2013 until December 2015, Mr. Edmonson, a member of our Board of Directors, was the CEO of Bland Farms, LLC, a large multinational farming and sales operation based in Glennville, Georgia. Mr. Edmonson is currently retained by Bland Farms to serve in an executive position on a part-time basis. Bland Farms, LLC is the parent company of Vidalia Brands, Inc., with whom we have a broker agreement and a license to sell our Vidalia® brand snack products and a supply agreement to obtain sweet onion puree. During fiscal 2015, the Company paid approximately $530,742 to Vidalia Brands, Inc. This transaction was reviewed and approved as a related party transaction pursuant to the procedures set forth above.

Except as described in the previous paragraphs and except for the compensation arrangements and other arrangements described in “Executive Compensation” elsewhere in this 2016 Proxy Statement, there were no transactions during our fiscal year ended December 26, 2015 and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any Director, any executive officer, any holder of 5% or more of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of the Record Date by (i) each stockholder who is known by us to beneficially own more than 5% of our common stock, (ii) each of our Directors, (iii) each of our NEOs, and (iv) all of our Directors and executive officers as a group.

Unless otherwise noted, the address of each person named in the table is 5415 East High Street, Suite 350, Phoenix, Arizona 85054.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock (2)		Percent of Shares of Common Stock Beneficially Owned (3)
5% Holders:
King Luther Capital Management Corp	2,149,666	(4)	10.8
301 Commerce Street, Suite 1600, Fort Worth, TX 76102
FMR, LLC
245 Summer Street, Boston, MA 02210	1,721,125	(5)	8.6
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,303,104	(6)	6.5
Division of Investment, Department of Treasury, State of New Jersey
50 West State Street, 9th Floor, PO Box 290, Trenton, NJ 08625	1,150,000	(7)	5.8
American Century Investment Management, Inc.
4500 Main Street, Kansas City MO 64111	1,054,090	(8)	5.3

Directors and Executive Officers:
Terry McDaniel	495,469	(3)(9)(10)	2.5
Steve Weinberger	193,330	(3)(9)(10)	1.0
E. Brian Foster	81,395	(3)(9)(10)	*
Daniel W. Hammer	70,958	(3)(9)(10)	*
Steven Sklar	257,580	(3)(9)(10)	1.3
Ashton D. Asensio	51,112	(3)(10)	*
Timothy A. Cole	8,129	(3)(10)	*
Macon Bryce Edmonson	49,314	(3)(10)	*
Harold S. Edwards	8,129	(3)(10)	*
David L. Meyers	27,508	(3)(10)	*
Paul J. Lapadat	15,629	(3)(10)	*
Executive Officers and Directors as a group (11 persons)	1,258,553	(11)	6.3

*	Less than 1%.
(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)

Calculated on the basis of 19,575,169 shares of our common stock outstanding as of the Record Date, plus any additional shares of our common stock that a stockholder has the right to acquire within 60 days of the Record Date. Restricted stock reflected in the table is forfeitable until vested.

(3)

Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days of the Record Date upon the exercise of options. Includes shares issuable to the indicated person upon exercise of stock options that are exercisable within 60 days of the Record Date as follows: Mr. McDaniel — 39,200; Mr. Weinberger — 20,400; Mr. Foster — 60,000; Mr. Hammer — 10,000; Mr. Sklar — 198,000; Mr. Asensio — 23,093; Mr. Cole — 3,093; Mr. Edmonson — 8,093; Mr. Edwards — 3,093; Mr. Meyers — 13,687; and Mr. Lapadat — 8,093. Excludes 43,500 shares issuable upon the exercise of stock options that have not yet vested and are not exercisable within 60 days of the Record Date.

(4)

According to Schedule 13D/A filed by the holder with the SEC on January 27, 2016, disclosing sole voting power with respect to 2,149,666 shares and sole dispositive power with respect to 2,149,666 shares.

(5)

According to Schedule 13G filed by the holder with the SEC on February 12, 2016, disclosing sole voting power with respect to 1,087,825 shares and sole dispositive power with respect to 1,721,125 shares.

(6)

According to Schedule 13G/A filed by the holder with the SEC on January 26, 2016, disclosing shared voting power with respect to 1,285,292 shares and sole dispositive power with respect to 1,303,104 shares.

(7)

According to Schedule 13G/A filed by the holder with the SEC on January 15, 2016, disclosing sole voting power with respect to 1,150,000 shares and sole dispositive power with respect to 1,150,000 shares.

(8)	According to Schedule 13G/A filed by the holder with the SEC on February 11, 2016, disclosing sole voting power with respect to 993,447 shares and sole dispositive power with respect to 1,054,090 shares.
(9)

Includes unvested performance-based restricted shares with voting rights, issued under the 2005 Plan in the following amounts: Mr. McDaniel — 55,158; Mr. Weinberger — 19,855; Mr. Foster — 7,250; Mr. Hammer — 9,646; and Mr. Sklar — 17,290.

(10)

Includes unvested restricted shares with voting rights, issued under the 2005 Plan and the 2015 Plan in the following amounts: Mr. McDaniel — 47,049; Mr. Weinberger — 16,929; Mr. Foster — 12,421; Mr. Hammer — 26,312; and Mr. Sklar — 14,742; Mr. Asensio — 3,490; Mr. Cole — 3,490; Mr. Edmonson — 3,490; Mr. Edwards — 3,490; Mr. Meyers — 6,979; and Mr. Lapadat — 3,490.

(11)

See footnotes 3, 9 and 10 above. Includes 386,752 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. Excludes 43,500 shares issuable upon the exercise of stock options that have not yet vested and are not exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, Directors and greater-than-10% stockholders during the fiscal year ended December 26, 2015 were satisfied, except that (i) Ashton D. Asensio, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (ii) Timothy A. Cole, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (iii) Macon Bryce Edmonson, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (iv) Harold S. Edwards, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (v) David L. Myers, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (vi) Paul J. Lapadat, a director, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (vii) Terry E. McDaniel, an executive officer, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, (viii) Steve Weinberger, an executive officer, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award and the withholding of shares of the Company’s common stock in connection with the payment of the related tax liability, (ix) E. Brian Foster, an executive officer, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award and the withholding of shares of the Company’s common stock in connection with the payment of the related tax liability, (x) Steve Sklar, an executive officer, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, and (xi) Brad Rader, a former executive officer, filed a late Form 4 on May 22, 2015 with respect to the vesting of a restricted stock unit award, and failed to file a Form 4 with respect to a cashless option exercise on August 28, 2015 and the related sale of shares of the Company’s common stock underlying the option to pay the exercise price and applicable withholding taxes.

STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2017 annual meeting of stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 12, 2016 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Compensation Committee reviews all stockholder proposals and makes recommendations to the Board of Directors for actions on such proposals. For information on qualifications of Director nominees considered by our Compensation Committee, see the “Corporate Governance” section of this 2016 Proxy Statement.

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2017 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Corporate Secretary, not later than December 12, 2016 (120 days prior to the anniversary of this year’s mailing date). Should stockholder business, including nominations or proposals, be brought before the 2017 annual meeting of stockholders, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Corporate Secretary at our principal executive offices, prior to the close of business on February 25, 2017 (45 days prior to the anniversary of this year’s mailing date).

TRANSACTION OF OTHER BUSINESS

As of the date of this 2016 Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2016 Annual Meeting other than as described in this 2016 Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s stock but sharing the same address, we have adopted a procedure approved by the SEC called ‘householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Corporate Secretary, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s 2016 Annual Meeting, you should follow the instructions included in the proxy materials that were sent to you. You can also contact our Corporate Secretary at (623) 932-6200 if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
AND 2015 ANNUAL REPORT TO STOCKHOLDERS

The Company is required to provide a copy of the 2015 Annual Report to our stockholders who receive this 2016 Proxy Statement. The Company will also provide copies of the 2015 Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the 2015 Annual Report, along with copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015 (not including documents incorporated by reference) are available, without charge, to stockholders upon written request to the Company as follows:

Inventure Foods, Inc.
Attention: Corporate Secretary
5415 East High Street, Suite 350
Phoenix, Arizona 85054

You may view the Company’s filings with the SEC and the proxy materials by visiting the Company’s website at www.inventurefoods.com on the “SEC Filings” and “Annual Report and Proxy” sections of the “Investor Relations” page.

By order of the Board of Directors

Steve Weinberger
Secretary

April 11, 2016

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

INVENTURE FOODS, INC.

INVENTURE FOODS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That a resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) duly setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for approval and adoption.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article EIGHTH of the Corporation’s Certificate of Incorporation shall be amended to read in its entirety as follows:

“EIGHTH:  [INTENTIONALLY OMITTED].”

SECOND:  Pursuant to a resolution of the Board of Directors, a meeting of stockholders of the Corporation was duly called and held on May 11, 2016, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 11th day of May, 2016.

By:
Name:	Steve Weinberger
Title:	Chief Financial Officer

A-1

APPENDIX B

RECONCILIATION OF NON-GAAP MEASURES

The tables below present a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for fiscal 2015 and 2014.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Year Ended
	December 26, 2015	December 27, 2014
Reconciliation — EBITDA (1):
Reported net income (loss)	$(20,783)	$10,561
Add back: Interest, net	6,330	2,604
Add back: Income tax (benefit) expense	(12,046)	5,768
Add back: Depreciation	6,958	6,683
Add back: Amortization of intangible assets	548	1,204
EBITDA(1)	$(18,993)	$26,820
Adjustments:
Add back: Product recall costs	23,488	—
Subtract: Product recall insurance recovery	(4,172)	—
Add back: Impairment of intangible asset	9,277	—
Subtract: Fresh Frozen contingent consideration adjustment	—	(2,653)
Add back: Jamba litigation settlement	—	435
Add back: Offering costs	—	326
Adjusted EBITDA (1)	$9,600	$24,928

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Year Ended
	December 26, 2015	December 27, 2014
Reported net income (loss)	$(20,783)	$10,561
Product recall costs, net of tax	14,869	—
Product recall insurance recovery, net of tax	(2,641)	—
Impairment of intangible asset, net of tax	5,873	—
Debt Extinguishment, net of tax	385	—
Bridge Loan Costs, net of tax	934	—
Fresh Frozen contingent consideration adjustment, net of tax	—	(1,716)
Jamba litigation settlement, net of tax	—	285
Offering costs, net of tax	—	213
Adjusted net income (loss) (2)	$(1,363)	$9,343
Adjusted diluted earnings (loss) per share (2)	$(0.07)	$0.47

(1)  EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. We further adjust EBITDA to exclude the fiscal 2015 Fresh Frozen product recall costs and related insurance recoveries and the impairment of intangible asset, and the fiscal 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs, which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings per share permit a comparative assessment of our net income (loss) and diluted earnings (loss) per share by excluding the fiscal 2015 Fresh Frozen product recall costs, related insurance recoveries, the impairment of intangible asset, bridge loan costs and debt extinguishment costs.  The 2014 period excludes the fiscal 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs to make a more meaningful comparison of our operating performance.

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

INVENTURE FOODS, INC.

May 11, 2016

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s Notice of 2016 Annual Meeting of Stockholders, 2016 Proxy Statement, and 2015 Annual Report are available at www.inventurefoods.com by choosing “Investor Relations” and then the “Annual Report and Proxy” links.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	☐	Ashton D. Asensio
		☐	Timothy A. Cole
☐	WITHHOLD AUTHORITY	☐	Macon Bryce Edmonson
	FOR ALL NOMINEES	☐	Harold S. Edwards
		☐	Paul J. Lapadat
☐	FOR ALL EXCEPT	☐	Terry McDaniel
	(See instructions below)	☐	David L. Meyers

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

			FOR	AGAINST	ABSTAIN
2.	Vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement for the 2016 Annual Meeting).		☐	☐	☐
3.	Approve an amendment to the Certificate of Incorporation, as amended, to effect the elimination of Article EIGHTH.		☐	☐	☐
4.	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.		☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:		Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INVENTURE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terry McDaniel and Steve Weinberger, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of common stock, par value $.01 per share, of Inventure Foods, Inc. (the “Company”) held of record by the undersigned on March 28, 2016, at the Annual Meeting of Stockholders of the Company to be held on May 11, 2016 or any adjournments or postponements thereof (the “2016 Annual Meeting”), on the matters set forth on the reverse side of this Proxy, and, in their discretion, upon all matters incident to the conduct of the 2016 Annual Meeting and upon such other matters as may properly be brought before the 2016 Annual Meeting. This Proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of ALL Nominees as Directors in Item 1 and “FOR” Items 2, 3 and 4.

(Continued and to be signed on the reverse side)